As filed with the Securities and Exchange Commission on April 22, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICAHN ENTERPRISES L.P.
(Exact name of registrant as specified in its charter)

Delaware	13-3398766
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ICAHN ENTERPRISES FINANCE CORP.
(Exact name of registrant as specified in its charter)

Delaware	20-1059842
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification number)
767 Fifth Avenue, Suite 4700
New York, New York 10153
(212) 702-4300
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Keith A. Meister
Principal Executive Officer and Vice Chairman of the Board
767 Fifth Avenue, Suite 4700
New York, New York 10153
(212) 702-4300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Julie M. Allen, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
(212) 969-3000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box     ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.     ☐

     If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:     ☐

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:     ☐

   Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
		Maximum	Aggregate	Amount of
Title of Each Class of	Amount to be	Offering Price	Offering	Registration
Securities to be Registered	Registered(1)	per Unit	Price(1)(2)	Fee(3)(4)

Depositary units(3)

Preferred units(3)

Debt securities(3)

Warrants(3)

Guarantees of Debt Securities(5)

Total			$1,000,000,000	$55,800

(1)	Not applicable pursuant to Form S-3 General Instruction II(D).
(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, and based upon the maximum aggregate offering price of all securities being registered.

(3)	Such indeterminate number as may from time to time be issued at indeterminate prices registered hereunder.
(4)
Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act. Pursuant to Rule 457(p) under the Securities Act, the Registrants are applying the filing fee associated with unsold securities under their registration statement on Form S-3 initially filed on June 23, 2005 and amended on April 21, 2006 (the “Prior Registration Statement”), against the fee that would otherwise be due in connection with this registration statement. The Prior Registration Statement registered securities for a maximum offering price of $1,000,000,000. The Registrant did not sell any securities of that amount, leaving a balance of unsold securities with an aggregate offering price of $1,000,000,000. The associated filing fee of $117,700 for such unsold securities, calculated under Rule 457(o), is hereby used to offset the current registration fee due for this registration statement. Accordingly, no additional registration fee has been paid with respect to this registration statement.

(5)
Any series of debt securities issued by Icahn Enterprises Finance Corp. will be guaranteed by Icahn Enterprises L.P. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 22, 2009

PROSPECTUS

$1,000,000,000

ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

Depositary Units Representing Limited Partnership Interests
Preferred Units Representing Limited Partnership Interests
Debt Securities
Warrants to Purchase Debt Securities, Preferred Units or Depositary Units

      We will provide the specific terms for each of these securities in supplements to this prospectus. You should read carefully this prospectus and any supplement before you invest.

      Our depositary units are listed on the New York Stock Exchange under the symbol “IEP”.

      This prospectus may not be used to complete sales of securities unless it is accompanied by a prospectus supplement.

      Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

TABLE OF CONTENTS

FORWARD-LOOKING INFORMATION	1
OUR COMPANY	2
RATIO OF EARNINGS TO FIXED CHARGES	2
ABOUT THIS PROSPECTUS	3
RISK FACTORS	4
USE OF PROCEEDS	5
DESCRIPTION OF DEPOSITARY UNITS	6
DESCRIPTION OF PREFERRED UNITS	8
OUR PARTNERSHIP AGREEMENT AND CERTAIN PROVISIONS OF DELAWARE LAW	9
DESCRIPTION OF DEBT SECURITIES	15
DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES	22
DESCRIPTION OF WARRANTS TO PURCHASE DEPOSITARY UNITS OR PREFERRED UNITS	23
PLAN OF DISTRIBUTION	24
LEGAL MATTERS	24
EXPERTS	24
WHERE YOU CAN FIND MORE INFORMATION	25
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	25
FINANCIAL STATEMENT INDEX	F-1
EXHIBIT INDEX
EX-4.7: FORM OF INDENTURE
EX-4.8: FORM OF INDENTURE (SUBORDINATED DEBT SECURITIES)
EX-5.1: OPINION OF PROSKAUER ROSE LLP
EX-12.1: RATIO OF EARNINGS TO FIXED CHARGES
EX-23.1: CONSENT OF GRANT THORNTON LLP
EX-23.2: CONSENT OF GRANT THORNTON LLP
EX-23.3: CONSENT OF ERNST & YOUNG LLP
EX-23.4: CONSENT OF ERNST & YOUNG LLP

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell securities. The information in this document may only be accurate on the date of this document.

i

FORWARD-LOOKING INFORMATION

     This prospectus and the information incorporated herein by reference contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict.  Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries.  Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, and competition for residential and investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC. These risks include those set forth in the section of this prospectus called “Risk Factors.”

      Those risks are representative of factors that could affect the outcome of the forward-looking statements. These and the other factors discussed elsewhere in this prospectus and the documents incorporated by reference herein are not necessarily all of the important factors that cause our results to differ materially from those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the respective dates of this prospectus and the documents incorporated herein by reference or other dates which are specified in those documents.

OUR COMPANY

      Icahn Enterprises L.P., or Icahn Enterprises, is a master limited partnership formed in Delaware on February 17, 1987. We are a diversified holding company owning subsidiaries engaged in the following continuing operating businesses: Investment Management, Automotive, Metals, Real Estate and Home Fashion.

     Our primary business strategy is to continually evaluate our existing operating businesses with a view to maximizing value for our depositary unitholders. We may also seek to acquire additional businesses that are distressed or in out-of-favor industries and will consider the divestiture of businesses from which we do not foresee adequate future cash flow or appreciation potential. In addition, we invest our available liquidity in debt and equity securities with a view to enhancing returns as we continue to assess further acquisitions of operating businesses.

      Our general partner is Icahn Enterprises G.P. Inc., the general partner, or Icahn Enterprises GP, a Delaware corporation, which is indirectly wholly owned by Carl C. Icahn. We own our businesses and conduct our investment activities through a subsidiary limited partnership, Icahn Enterprises Holdings L.P., or Icahn Enterprises Holdings, in which we own a 99% limited partnership interest, and its subsidiaries. Icahn Enterprises GP also acts as the general partner for Icahn Enterprises Holdings. Icahn Enterprises GP has a 1% general partnership interest in each of us and Icahn Enterprises Holdings. As of April 3, 2009, affiliates of Mr. Icahn beneficially owned 68,746,154 units representing Icahn Enterprises limited partner interests, or the depositary units, representing approximately 91.9% of the outstanding depositary units, and 11,360,173 cumulative pay-in-kind redeemable preferred units, representing Icahn Enterprises limited partner interests, or the preferred units, representing approximately 86.5% of the outstanding preferred units.

      Our depositary units, representing limited partnership interests, trade on the New York Stock Exchange under the symbol “IEP.”

      As used in this prospectus, “we,” “us,” “our,” “company” and Icahn Enterprises mean Icahn Enterprises L.P. and, unless the context indicates otherwise, include our subsidiaries.

      Our principal executive offices are located at 767 Fifth Avenue, New York, New York 10153. Our phone number is (212) 702-4300.

     Icahn Enterprises Finance Corp., or Icahn Enterprises Finance, a Delaware corporation, is our wholly owned subsidiary. Icahn Enterprises Finance was incorporated on April 19, 2004 and was formed solely for the purpose of serving as a co-issuer of debt securities of Icahn Enterprises. Icahn Enterprises Finance does not and will not have any operations or assets and will not have any revenues. Icahn Enterprises Finance’s principal business address is 767 Fifth Avenue, New York, New York 10153 and its telephone number is (212) 702-4300.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes, equity in earnings (loss) of investees and minority interest plus fixed charges. Fixed charges include (a) interest on indebtedness (whether expensed or capitalized), (b) amortization premiums, discounts and capitalized expenses related to indebtedness and (c) the portion of rent expense we believe to be representative of interest.

	Years Ended December 31,

	2008		2007	2006	2005	2004

Ratio of earnings to fixed charges	—	(1)	4.1	10.4	4.7	6.6

(1)	Fixed charges exceeded earnings by approximately $3.1 billion for fiscal 2008.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

•	depositary units;

•	preferred units;

•	debt securities; or

•	warrants to purchase our debt securities, depositary units or preferred units.

      The total offering price of these securities will not exceed $1,000,000,000.

      This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus.

      We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

RISK FACTORS

      An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in the section entitled “Risk Factors” in any prospectus supplement and the risks described in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q. The occurrence of any of these risks could materially adversely affect our business, operating results and financial condition.

      The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities and the loss of all or part of your investment.

USE OF PROCEEDS

      Except as described in any prospectus supplement, the net proceeds from the sale of the securities will be added to our general funds and used for general business purposes, including, among other things, additions to working capital, financing of capital expenditures and acquisitions. We continually identify, evaluate and discuss with others acquisition opportunities. We continually evaluate potential acquisition candidates and intend to continue to pursue transactions. However, we have not reached any agreements, commitments or understandings for any future acquisitions other than those arrangements, if any, as described in documents incorporated by reference or in prospectus supplements.

      When we offer a particular series of securities, the prospectus supplement relating to that offering will describe the intended use of the net proceeds received from that offering. We will retain broad discretion in the use of the net proceeds.

DESCRIPTION OF DEPOSITARY UNITS

     The following description of our depositary units does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our amended and restated agreement of limited partnership, dated as of May 12, 1987, as amended, or our partnership agreement, and the depositary agreement, as amended, or the depositary agreement, entered into among us, the Registrar and Transfer Company, as depositary, or the depositary, and the unitholders.

General

      The depositary units represent limited partner interests in Icahn Enterprises. The percentage interest in Icahn Enterprises represented by a depositary unit is equal to the ratio it bears at the time of such determination to the total number of depositary units in Icahn Enterprises (including any undeposited depositary units) outstanding, multiplied by 99%, which is the aggregate percentage interest in Icahn Enterprises of all holders of depositary units. Subject to the rights and preferences of preferred units, each depositary unit evidences entitlement to a portion of Icahn Enterprises’ distributions and an allocation of Icahn Enterprises’ net income and net loss, as determined in accordance with our partnership agreement. We are authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of holders of depositary units, or unitholders. There is no limit to the number of depositary units or additional classes of units, including preferred units, that may be issued. The board of directors of our general partner has the power, without any further action by the unitholders, to issue units with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units or preferred units. The depositary units have no preemptive rights.

Transfer of Depositary Units

      Until a depositary unit has been transferred on the books of the depositary, we and the depositary will treat the record holder of the unit as the absolute owner for all purposes. A transfer of depositary units will not be recognized by the depositary or us unless and until the transferee of the depositary units, or a subsequent transferee, executes and delivers a transfer application to the depositary. Transfer applications appear on the back of each depositary receipt and also will be furnished at no charge by the depositary upon receipt of a request for it. By executing and delivering a transfer application to the depositary, a subsequent transferee automatically requests admission as a substituted unitholder in the partnership, agrees to be bound by the terms and conditions of our partnership agreement and grants a power of attorney to our general partner.

      On a monthly basis, the depositary will, on behalf of subsequent transferees who have submitted transfer applications, request the general partner to admit such subsequent transferees as substituted limited partners of Icahn Enterprises. If our general partner consents to such substitution, a subsequent transferee will be admitted to the partnership as a substituted limited partner upon the recordation of such subsequent transferee’s name in our books and records. Upon admission, which is in the sole discretion of our general partner, it will be entitled to all of the rights of a limited partner under the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and pursuant to our partnership agreement.

      A subsequent transferee will, after submitting a transfer application to the depositary but before being admitted to Icahn Enterprises as a substituted unitholder of record, have the rights of an assignee under the Delaware Act and our partnership agreement, including the right to receive its pro rata share of distributions. A subsequent transferee who does not execute and deliver a transfer application to the depositary will not be recognized as the record holder of depositary units and will only have the right to transfer or assign its depositary units to a purchaser or other transferee. Therefore, such subsequent transferee will neither receive distributions from the partnership nor be entitled to vote on partnership matters or any other rights to which record holders of depositary units are entitled under the Delaware Act or pursuant to our partnership agreement. Distributions made in respect of the depositary units held by such subsequent transferees will continue to be paid to the transferor of such depositary units.

      A subsequent transferee will be deemed to be a party to the depositary agreement and to be bound by its terms and conditions whether or not such subsequent transferee executes and delivers a transfer application to the depositary. A transferor will have no duty to ensure the execution of a transfer application by a subsequent transferee and will have no liability or responsibility if such subsequent transferee neglects or chooses not to execute and deliver the transfer application to the depositary. Whenever depositary units are transferred, the transfer application requires that a subsequent transferee answer a series of questions. The required information is designed to provide us with the information necessary to prepare our tax information return.

Withdrawal of Depositary Units from Deposit

      A unitholder may withdraw from the depositary the depositary units represented by its depositary receipts upon written request and surrender of the depositary receipts evidencing the depositary units in exchange for a certificate issued by us evidencing the same number of depositary units. A subsequent transferee is required to become a unitholder of record before being entitled to withdraw depositary units from the depositary. Depositary units which have been withdrawn from the depositary, and therefore are not evidenced by depositary receipts, are not transferable except upon death, by operation of law, by transfer to us or redeposit with the depositary. A holder of depositary units withdrawn from deposit will continue to receive its respective share of distributions and allocations of net income and losses pursuant to our partnership agreement. In order to transfer depositary units withdrawn from the depositary other than upon death, by operation of law or to the partnership, a unitholder must redeposit the certificate evidencing such withdrawn depositary units with the depositary and request issuance of depositary receipts representing such depositary units, which depositary receipts then may be transferred. Any redeposit of such withdrawn depositary units with the depositary requires 60 days’ advance written notice and payment to the depositary of a redeposit fee initially $5.00 per 100 depositary units or portion thereof, and will be subject to the satisfaction of certain other procedural requirements under the depositary agreement.

Replacement of Lost Depositary Receipts and Certificates

      A unitholder or subsequent transferee who loses or has its certificate for depositary units or depositary receipts stolen or destroyed may obtain a replacement certificate or depositary receipt by furnishing an indemnity bond and by satisfying certain other procedural requirements under the depositary agreement.

Amendment of Depositary Agreement

      Subject to the restrictions described below, any provision of the depositary agreement, including the form of depositary receipt, may, at any time and from time to time, be amended by the mutual agreement of us and the depositary in any respect deemed necessary or appropriate by them, without the approval of the holders of depositary units. No amendment to the depositary agreement, however, may impair the right of a holder of depositary units to surrender a depositary receipt and to withdraw any or all of the deposited depositary units evidenced by a depositary receipt or to redeposit depositary units pursuant to the depositary agreement and receive a depositary receipt evidencing redeposited depositary units.

      The depositary will furnish notice to each record holder of a depositary unit, and to each securities exchange on which depositary units are listed for trading, of any material amendment made to the depositary agreement. Each record holder of a depositary unit at the time any amendment of the depositary agreement becomes effective will be deemed, by continuing to hold the depositary unit, to consent and agree to the amendment and to be bound by the depositary agreement, as so amended.

      The depositary will give notice of the imposition of any fee or charge, other than fees and charges provided for in the depositary agreement, or change to the fees and charges, upon record holders of depositary units to any securities exchange on which the depositary units are listed for trading and to all record holders of depositary units. The imposition of any fee or charge, or change to them, will not be effective until the expiration of 30 days after the date of such notice, unless it becomes effective in the form of an amendment to the depositary agreement effected by us and the depositary.

Termination of Depositary Agreement

      We may not terminate the depositary agreement unless the termination (1) is in connection with us entering into a similar agreement with a new depositary selected by the general partner, (2) is as a result of our receipt of an opinion of counsel to the effect that the termination is necessary for us to avoid being treated as an “association” taxable as a corporation for federal income tax purposes or to avoid being in violation of any applicable federal or state securities laws or (3) is in connection with our dissolution.

      The depositary will terminate the depositary agreement, when directed to do so by us, by mailing notice of termination to the record holders of depositary units then outstanding at least 60 days before the date fixed for the termination in such notice. Termination will be effective on the date fixed in such notice, which date must be at least 60 days after it is mailed. Upon termination of the depositary agreement, the depositary will discontinue the transfer of depositary units, suspend the distribution of reports, notices and disbursements and cease to perform any other acts under the depositary agreement, except in the event the depositary agreement is not being terminated in connection with us entering into a similar agreement with a new depositary, the depositary will assist in the facilitation of the withdrawal of depositary units by holders who desire to surrender their depositary receipts.

Resignation or Removal of Depositary

      The depositary may resign as depositary and may be removed by us at any time upon 60 days’ written notice. The resignation or removal of the depositary becomes effective upon the appointment of a successor depositary by us and written acceptance by the successor depositary of its appointment. In the event a successor depositary is not appointed within 75 days of notification of such resignation or removal, the general partner will act as depositary until a successor depositary is appointed. Any corporation into or with which the depositary may be merged or consolidated will be the successor depositary without the execution or filing of any document or any further act.

DESCRIPTION OF PREFERRED UNITS

      We are authorized to issue preferred units having rights senior to our depositary units and to our currently outstanding cumulative pay-in-kind preferred units. The board of directors of our general partner is authorized to establish the powers, rights, preferences, privileges and designations of one or more class of preferred units without further approval, including:

•	distribution rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

      The rights, preferences, privileges and restrictions of the preferred units of each class will be fixed by a certificate of amendment to the partnership agreement relating to each class. The prospectus supplement relating to each class will specify the terms of the preferred units, including:

•	the maximum number of units in the class and the distinctive designation;

•	the rights to share in partnership distributions;

•	the terms on which the units may be redeemed, if at all;

•	the rights of the class upon dissolution and liquidation of the partnership;

•	the terms of any retirement or sinking fund for the purchase or redemption of the units of the class;

•	the terms and conditions, if any, on which the units of the class will be convertible into, or exchangeable for, units of any other class or classes of securities;

•	the voting rights, if any, on the units of the class; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the units.

      We will describe the specific terms of a particular class of preferred units in the prospectus supplement relating to that class. The description of preferred units above and the description of the terms of a particular series of preferred units in the prospectus supplement are not complete. You should refer to the applicable certificate of amendment to our partnership agreement for complete information. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the particular series of preferred units.

OUR PARTNERSHIP AGREEMENT AND CERTAIN
PROVISIONS OF DELAWARE LAW

      The rights of a limited partner of the partnership are set forth in our partnership agreement. The following is a summary of certain provisions of our partnership agreement and the agreement of limited partnership of Icahn Enterprises Holdings, or the Icahn Enterprises Holdings partnership agreement, which is similar to our partnership agreement in all material respects (except for the preferred units). The following summary discusses certain provisions which relate to both, and is qualified in its entirety by reference to both our partnership agreement and the Icahn Enterprises Holdings partnership agreement. A reference to the “partnership agreement” in this prospectus refers to both of our partnership agreement and the Icahn Enterprises Holdings partnership agreement, unless otherwise indicated.

Removal of the General Partner

      Subject to certain limitations on the exercise by unitholders of voting rights, the general partner may be removed by the written consent or affirmative vote of holders of depositary units owning more than 75% of the total number of all outstanding depositary units, voting as a class, then held by unitholders, including the general partner and its affiliates to the extent that they are holders of depositary units. Upon the removal of the general partner by holders of depositary units, the holders of depositary units will be obligated to elect a successor general partner and to continue the business of the partnership. At the election of the general partner, a successor general partner will be required, at the effective date of its admission as a general partner, to purchase Icahn Enterprises GP’s 1% general partner interest directly from Icahn Enterprises GP for a price equal to its “fair market value,” as described below.

      If Icahn Enterprises GP does not elect to sell its interest, the successor general partner will be required to contribute to the capital of Icahn Enterprises cash in an amount equal to 1 / 99 th of the product of the number of depositary units outstanding immediately prior to the effective date of such successor general partner’s admission (but after giving effect to the conversion of Icahn Enterprises GP’s general partner interest into depositary units described below) and the average price at which the depositary units had been trading over the 20-day period immediately preceding the successor general partner’s admission. Thereafter, the successor general partner will be entitled to one percent (1%) of all partnership allocations and distributions.

      If Icahn Enterprises GP chooses not to sell its 1% general partner interest directly to a successor general partner, Icahn Enterprises GP’s general partner interest in Icahn Enterprises will be converted into depositary units, with the number of depositary units to be received to be based upon the “fair market value” of its general partner interest at the time of its removal and the average price at which the depositary units had been trading over the 20-day period preceding the effective date of Icahn Enterprises GP’s departure. In this regard, the “fair market value” of the departing general partner’s interest is the amount that would be distributable to Icahn Enterprises GP on account of the interest if Icahn Enterprises were to dispose of all of its assets in an orderly liquidation, commencing on the effective date of its removal at a price equal to the fair market value of those assets (discounted at the rate then payable on one-year U.S. Treasury obligations to the effective date of such removal to reflect the time reasonably anticipated to be necessary to consummate the sales), as agreed upon between Icahn Enterprises GP as the departing general partner and its successor, or, in the absence of an agreement, as determined by an independent appraiser.

      Upon removal of Icahn Enterprises GP from the partnership, Icahn Enterprises GP also will be removed as general partner of Icahn Enterprises Holdings and its general partner interest in Icahn Enterprises Holdings will either be purchased by the successor general partner or converted into depositary units (in which case the successor shall also contribute to the capital of Icahn Enterprises Holdings) in the same manner as provided above with respect to the partnership.

      The partnership agreement provides that, upon the departure of Icahn Enterprises GP and the conversion of its general partner interest in Icahn Enterprises to depositary units, Icahn Enterprises will, at the request of the departing general partner, file with the Securities and Exchange Commission up to three registration statements under the Securities Act registering the offering and sale of all or a portion of the depositary units owned by Icahn Enterprises GP, including those depositary units received upon conversion of its general partner interest in Icahn Enterprises and Icahn Enterprises Holdings. The cost of the first registrations will be borne by Icahn Enterprises and the cost of any other such registration will be borne by Icahn Enterprises GP.

Withdrawal of the General Partner

      The general partner may withdraw, but only if:

(1) the withdrawal is with the consent of a majority interest;

(2) Icahn Enterprises GP, with the consent of a majority interest, transfers all of its interest as general partner in the partnership;

(3) the transferee consents to be bound by the partnership agreement and the transferee has the necessary legal authority to act as successor general partner of the partnership; and

      (4) Icahn Enterprises receives an opinion of counsel to the effect that a vote by the unitholders and the admission of a new general partner is in conformity with local law, will not cause the loss of limited liability to the unitholders and will not cause Icahn Enterprises to be treated as an “association” taxable as a corporation for federal income tax purposes.

      Notwithstanding the foregoing, Icahn Enterprises GP may, without the consent of the unitholders (to the extent permitted by law), transfer its interest as general partner in Icahn Enterprises to any person or entity that has, by merger, consolidation or otherwise, acquired all or substantially all of the assets or stock of Icahn Enterprises GP and continued its business, provided that such person or entity has a net worth no less than that of Icahn Enterprises GP and has accepted and agreed to be bound by the terms and conditions of the partnership agreement. The general partner also may mortgage, pledge, hypothecate or grant a security interest in its interest as general partner in Icahn Enterprises without the consent of unitholders.

Distributions

      The general partner has the power and authority to retain or use partnership assets or revenues as, in the sole and absolute discretion of the general partner, may be required to satisfy the anticipated present and future cash needs of the partnership, whether for operations, expansion, improvements, acquisitions or otherwise.

Subject to Section 17-607 of the Delaware Act and to the provision with respect to distributions upon liquidation or dissolution of the partnership, the general partner, in its sole and absolute discretion, may make such distribution from partnership assets or otherwise as it deems appropriate in its sole discretion, quarterly, annually or at any other time. Any distributions will be distributed to the general partner and the record holders in accordance with their respective percentage interests.

      Distribution of proceeds on liquidation or dissolution of the partnership will be made; first to the payment of any debts and liabilities of the partnership which are then due and payable; next to the establishment of such reserves as the general partner deems reasonably necessary to provide for any future, contingent or unforeseen liabilities or obligations of the partnership; and next pro rata in accordance with and to the extent of the positive balances in the general partner’s and record holders’ respective capital accounts.

Allocations of Income and Loss

      The Icahn Enterprises partnership agreement provides, in general, that, after allocation to the holders of preferred units of an amount of income or gain equal to the 5% accrued distribution rate for the year, all items of income, gain, loss and deduction are allocated to Icahn Enterprises GP and to the holders of depositary units in accordance with their respective percentage ownership in the partnership. Items allocated to the holders of depositary units are further allocated among them pro rata in accordance with the respective number of depositary units owned by each of them. The partnership’s income gain, and loss and deduction, for federal income tax purposes, will be computed on an annual basis and apportioned equally among the calendar months among the general partner and record holders of depositary units in accordance with their percentage interests as of the close of business on the last day of the month in which taxable income or losses are apportioned. The partnership’s gains and losses from capital transactions generally will be allocated among the general partner and record holders of depositary units in proportion to their percentage interests as of the close of business on the last day of the month in which such gains and losses occurred. However, if gain from a capital transaction is recognized by the partnership over more than one calendar year, gain recognized by the partnership in years subsequent to the year in which the capital transaction occurred shall be allocated in the same manner as income of the partnership allocated.

Amendment of the Partnership Agreement

      Icahn Enterprises GP, as general partner, may amend the partnership agreement without consent of the limited partners. Notwithstanding the foregoing, unless approved by Icahn Enterprises GP in writing and, subject to limitations on the exercise by unitholders of voting rights, by all of the holders of depositary units, no amendment may be made to the partnership agreement if the amendment, in the opinion of counsel would result in the loss of the limited liability of unitholders or Icahn Enterprises as the sole limited partner of Icahn Enterprises Holdings or would cause Icahn Enterprises or Icahn Enterprises Holdings to be treated as an association taxable as a corporation for federal income tax purposes. In addition, no amendment to the partnership agreement may be made which would:

•	enlarge the obligations of the general partner or any unitholder or convert the interest of any unitholder into the interest of a general partner;

•
modify the expense reimbursement payable to the general partner and its affiliates pursuant to the partnership agreement or the fees and compensation payable to the general partner and its affiliates pursuant to the Icahn Enterprises Holdings partnership agreement;

•
modify the order and method for allocations of net income and net loss or distributions of net cash flow from operations without the consent of the general partner or the unitholders adversely affected; or

•
amend sections of the partnership agreement concerning amendments of the agreement without the consent of unitholders owning more than 95% of the total number of depositary units outstanding then held by all unitholders.

Issuance of Additional Securities

      The partnership is authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of unitholders. There is no limit to the number of depositary units or additional classes that may be issued. The board of directors of the general partner has the power, without any further action by the unitholders, to issue securities with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units or preferred units.

Meetings; Voting Rights of Unitholders

      Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of the holders of depositary units or without a meeting if consents in writing setting forth the action so taken are signed by holders of depositary units owning not less than the minimum number of depositary units or preferred units that would be necessary to authorize or take such action at a meeting. Meetings of the holders of depositary units may be called by the general partner or by unitholders owning at least 10% of the total depositary units outstanding then owned by all such unitholders. Holders of depositary units may vote either in person or by proxy at meetings.

      Matters submitted to the unitholders for their consent will be determined by the affirmative vote, in person or by proxy, of a majority interest, except that a higher vote will be required for certain amendments described above, the removal of the general partner and the continuation of Icahn Enterprises after certain events that would otherwise cause dissolution.

      Each unitholder will have one vote for each depositary unit as to which the unitholder has been admitted as a unitholder. A subsequent transferee of depositary units who has not been admitted as a unitholder of record with respect to the depositary units will have no voting rights with respect to the depositary units, even if such subsequent transferee holds other depositary units as to which it has been admitted as a unitholder. The voting rights of a unitholder who transfers a depositary unit will terminate with respect to that depositary unit upon its transfer, whether or not the subsequent transferee is admitted as a unitholder of record with respect thereto. The partnership agreement does not provide for annual meetings of the unitholders.

Restriction on Short-Form Mergers

      Neither the general partner nor its affiliates will cause the partnership (in the event that the Delaware Act is amended to permit partnerships to engage in short form merger transactions), or any successor entity of the partnership, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business association, to effect a merger or other business combination (in the event that such short-form merger statute applies to other business combinations) of the partnership or such successor, in each case pursuant to Section 253 of the General Corporation Law of Delaware, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction. This provision does not apply to any other merger or business combination transaction. In addition, no amendment to this provision is permitted without a unanimous vote of the record holders, unless the amendment has been approved by the audit committee, in which event only a majority interest, as defined, is required for approval of the amendment.

Liability of General Partner and Unitholders

      The general partner will be liable for all general obligations of the partnership to the extent not paid by the partnership. The general partner will not, however, be liable for the nonrecourse obligations of the partnership. Assuming that a unitholder does not take part in the control of the business of Icahn Enterprises and otherwise acts in conformity with the provisions of the partnership agreement, the liability of the unitholder will, under the Delaware Act, be limited, subject to certain possible exceptions, generally to the amount contributed by the unitholder or the unitholder’s predecessor in interest to the capital of the partnership, plus the unitholder’s share of any undistributed partnership income, profits or property. However, under the Delaware Act, a unitholder who receives a distribution from Icahn Enterprises that is made in violation of the Delaware Act and who knew at the time of the distribution that the distribution was improper, is liable to Icahn Enterprises for the amount of the distribution. Such liability or liability under other applicable Delaware law (such as the law of fraudulent conveyances) ceases after expiration of three years from the date of the applicable distribution.

      Under the Delaware Act, a partnership is prohibited from making a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the partnership, exceed the fair value of the assets of the partnership (except that fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the partnership only to the extent that the fair value of the property exceeds that liability). An assignee of a limited partner who becomes a substituted limited partner does not, under the Delaware Act, become liable for any obligation of the assignor to restore prior distributions.

Books and Reports

      The general partner is required to keep complete and accurate books with respect to the partnership’s business at the principal office of the partnership. The books are maintained for financial accounting purposes on the accrual basis, in accordance with generally accepted accounting principles. The fiscal year of Icahn Enterprises is the calendar year.

      Unitholders will be entitled to have access to Icahn Enterprises books and certain other records at reasonable times upon reasonable notice to the general partner, subject to certain limitations including those intended to protect confidential business information.

      The general partner will furnish to each unitholder, within 120 days after the close of each fiscal year, reports containing certain financial statements of Icahn Enterprises for the fiscal year, including a balance sheet and statements of income, unitholders’ equity and changes in financial position, which will be audited by a nationally recognized firm of independent certified public accountants. Within 90 days after the close of each taxable year, Icahn Enterprises will use its best efforts to furnish to each unitholder as of the last day of any month during such taxable year such information as may be required by the unitholders for the preparation of their individual federal, state and local tax returns. This information will be furnished in summary form so that certain complex calculations normally required can be avoided. The partnership’s ability to furnish such summary information may depend on the cooperation of unitholders in supplying certain information to the partnership.

Power of Attorney

      Pursuant to the Icahn Enterprises partnership agreement, each unitholder of record appoints Icahn Enterprises GP and each of Icahn Enterprises GP’s authorized officers as the unitholder’s or substituted unitholder’s attorney-in -fact:

•
to enter into the depositary agreement and deposit the depositary units of the unitholder or substituted unitholder in the deposit account established by the depositary and admit the holders of depositary units and preferred units as limited partners in Icahn Enterprises, and

•	to make, execute, file and/or record:

•	instruments with respect to any amendment of the partnership agreement;

•	conveyances and other instruments and documents with respect to the dissolution, termination and liquidation of Icahn Enterprises pursuant to the terms of the partnership agreement;

•	financing statements or other documents necessary to grant or perfect a security interest, mortgage, pledge or lien on all or any of the assets of the partnership;

•	instruments or papers required to continue the business of Icahn Enterprises pursuant to the partnership agreement;

•	instruments relating to the admission of substituted limited partners in the partnership; and

•	all other instruments deemed necessary or appropriate to carry out the provisions of the partnership agreement.

     The power of attorney is irrevocable, will survive the subsequent death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the granting unitholder, and will extend to such unitholder’s heirs, successors and assigns.

Death, Bankruptcy or Incompetency of a Unitholder

      The death, bankruptcy or adjudication of incompetency of a unitholder will not dissolve the partnership. In such event, the legal representatives of the unitholder will have all the rights of a unitholder for the purpose of settling or managing the estate and such power as the deceased, bankruptcy or incompetent unitholder possessed to assess, sell or transfer any part of his interest. The transfer of depositary units and preferred units by the legal representative to any person or entity is subject to all of the restrictions to which such transfer would have been subject if it had been made by the deceased, bankrupt or incompetent unitholder.

Termination, Dissolution and Liquidation

      The partnership will continue until December 31, 2085, unless sooner dissolved or terminated and its assets liquidated upon the occurrence of the earliest of:

•
the withdrawal, removal or bankruptcy of the general partner (subject to the right of the unitholders to reconstitute and continue the business of Icahn Enterprises by written agreement of a majority interest and designation by them of a successor general partner within 90 days);

•	the written consent or affirmative vote of a majority interest, with the approval of the general partner, to dissolve and terminate the partnership;

•	the sale or other disposition of all or substantially all of the assets of the partnership;

•	the partnership’s insolvency or bankruptcy; or

•	any other event causing or requiring a dissolution under the Delaware Act.

      The unitholders’ right to continue Icahn Enterprises described above is subject to the receipt of an opinion of counsel to the effect that the continuation and the selection of a successor general partner will not result in the loss of limited liability of the unitholders and will not cause Icahn Enterprises to be treated as an association taxable as a corporation for federal income tax purposes. Upon dissolution, the general partner or other entity or person authorized to wind up the affairs of Icahn Enterprises will proceed to liquidate the assets of Icahn Enterprises and apply the proceeds of liquidation in the order of priority set forth in the partnership agreement.

DESCRIPTION OF DEBT SECURITIES

      We will issue our debt securities under one or more separate indentures between us and a trustee that we will name in the applicable supplement to this prospectus. Following the execution of any indenture, the indenture will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.

      The following summary describes certain material terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable supplement to this prospectus. You should read the applicable indenture for more details regarding the provisions of particular debt securities.

General

      The debt securities will be our direct obligations which may be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more indentures. Senior securities and subordinated securities may be issued pursuant to separate indentures, in each case between us and a trustee, which may be the same indenture trustee, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the debt securities and the indentures are summaries of their provisions, do not purport to be complete and are qualified in their entirety by reference to the indentures and the debt securities.

Terms

      The indebtedness represented by the senior securities will rank equally with all our other unsecured and unsubordinated indebtedness. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of our senior securities. The particular terms of the debt securities offered by us will be described in one or more supplements to this prospectus, along with any applicable federal income tax considerations unique to such debt securities. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus.

      Except as set forth in any prospectus supplement, our debt securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by us or as set forth in the applicable indenture or in one or more supplemental indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuance of additional debt securities of that series.

      Any indenture trustee under an indenture may resign or be removed with respect to one or more series of debt securities and a successor indenture trustee may be appointed to act with respect to such series.

      The following sets forth certain general terms and provisions of the indentures and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of those debt securities, including the following specific terms:

(1) The title of the debt securities and whether the debt securities are secured, unsecured, senior securities or subordinated securities;

(2) The aggregate principal amount of the debt securities and any limit on such aggregate principal amount;

      (3) The price (expressed as a percentage of the principal amount of the series) at which the debt securities will be issued and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon declaration of the maturity of the debt securities, or (if applicable) the portion of the principal amount of the debt securities that is convertible into common units or preferred units, or the method by which any such portion shall be determined;

      (4) If convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the common units or preferred units receivable on conversion;

(5) The date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

(6) The rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

      (7) The date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates on which any interest will be payable, the record dates for interest payment dates, or the method by which the record dates shall be determined, the persons to whom interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

      (8) The place or places where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us with respect to the debt securities and the applicable indenture may be served;

      (9) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

      (10) Our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

      (11) If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

      (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

(13) Whether the debt securities will be issued in certificated or book-entry form and, if so, the identity of the depositary for such securities;

      (14) Whether such debt securities will be in registered or bearer form or both and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

      (15) The applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or set forth in the applicable prospectus supplement and indenture, or any modification thereof;

      (16) Whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such payment;

      (17) Any deletions from, modifications of or additions to the events of default or our covenants, to the extent different from those described in this prospectus, and any change in the right of any trustee or any of the holders to declare the principal amount of any debt securities due and payable;

(18) The provisions, if any, relating to the security provided for the debt securities; and

(19) Any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

      If so provided in the applicable prospectus supplement, our debt securities may be issued at a discount below their principal amount and provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity of the debt securities original issue discount securities. In such cases, any special U.S. federal income tax, accounting and other considerations applicable securities will be described in the applicable prospectus supplement.

      Except as may be set forth in any prospectus supplement, neither our debt securities nor the applicable indenture will contain any provisions that would limit our ability to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control, regardless of whether the indebtedness, transaction or change of control is initiated or supported by us, any of our affiliates or any other party.

      Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, our debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

      Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable indenture trustee, except, that, at our option, payment of interest may be made by check mailed to the address of the person entitled to payment of interest as it appears in the applicable register for the debt securities.

      Our debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of the debt securities at the corporate trust office of the applicable indenture trustee or at the office of any registrar designated by us for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, our debt securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable indenture trustee or at the office of any registrar designated us the for such purpose. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable indenture trustee or registrar. Except as may be set forth in any prospectus supplement, no service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of any transfer or exchange. If the applicable prospectus supplement refers to any registrar (in addition to the applicable indenture trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such registrar or approve a change in the location through which any registrar acts, except that we will be required to maintain a transfer agent in each place of payment for such series.

      We may at any time designate additional registrars with respect to any series of debt securities.

      Neither we nor any indenture trustee shall be required (1) to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing or (2) to register the transfer of or exchange any debt security, or portion of the debt security, selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Merger, Consolidation or Sale of Assets

      The applicable indenture will provide that we may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of our or its assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than our company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, is organized under the laws of any domestic jurisdiction and assumes our obligations to pay principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture; (b) immediately after the transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, exists; and (c) an officers’ certificate and legal opinion covering these conditions shall be delivered to the applicable indenture trustee.

      Unless otherwise provided in the applicable indenture and set forth in the applicable prospectus supplement, the applicable indenture will provide that will not apply or be required to be complied with in connection with any merger or consolidation or sale, assignment, transfer, conveyance of all or substantially all of our assets to a wholly-owned subsidiary, provided that if we are not the surviving entity of the transaction, the surviving entity complies with clause (a).

Covenants

      Covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

      Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. To the extent we issue subordinated debt securities, they will also be contractually subordinated to any senior debt securities or other senior indebtedness that we may issue. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of any event of default, we may not make any payment on the subordinated debt securities until either we have paid all senior indebtedness or the acceleration is rescinded.

      If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

Events of Default, Notice and Waiver

      Unless otherwise set forth in the applicable prospectus supplement, each indenture will provide that the following events are “Events of Default” with respect to any series of debt securities:

(1) default for 30 days in the payment of any installment of interest on any debt security of that series;

(2) default in the payment of principal of (or premium, if any, on) any debt security of the series at its maturity upon redemption or otherwise;

      (3) default in the performance or breach of any other covenant contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued under the indenture other than such series), continued for 60 days after written notice as provided in the applicable Indenture has been given;

      (4) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of our company or any guarantor that is a significant subsidiary, as defined; and

(5) any other event of default provided with respect to a particular series of debt securities.

      If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable indenture trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of those debt securities) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable indenture trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of any series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable indenture trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul the declaration and its consequences. The indentures also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to that series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series.

      The indentures will require each indenture trustee to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default shall have been cured or waived; provided, however, that the indenture trustee may withhold notice to the holders of any series of debt securities of any default with respect to the series if specified responsible officers of such indenture trustee consider withholding of notice to be in the interest of the holders.

      Except as may be set forth in any prospectus supplement, each indenture will provide that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to such indenture or for any remedy under it, except in the case of failure of the applicable indenture trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the debt securities at the respective due dates thereof.

      The indentures will provide that, subject to provisions in each indenture relating to its duties in case of default, an indenture trustee will be under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture, unless the holders shall have offered to the indenture trustee under that indenture reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee, or of exercising any trust or power conferred upon the indenture trustee. However, an indenture trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the indenture trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

      Within 90 days after the close of each fiscal year, we will be required to deliver to each indenture trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the applicable indenture and, if so, specifying each default and the nature and status of the default.

Modification of the Indentures

      Except as may be set forth in any prospectus supplement, modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each debt security affected thereby,

(1) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any the debt security;

      (2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

(3) change the coin or currency for payment of principal of, premium, if any, or interest on any the debt security; or

(4) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants.

      The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive covenants of the applicable indenture.

      Modifications and amendments of an indenture will be permitted to be made by us and the respective indenture trustee without the consent of any holder of debt securities for any of the following purposes:

(1) to evidence the succession of another person to our company as obligor under the indenture;

(2) to add to the covenants of our company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

      (3) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form; provided that the action shall not adversely affect the interest of the holders of the debt securities of any series in any material respect;

      (4) to change or eliminate any provisions of an indenture; provided that any such change or elimination shall be effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

(5) to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under an indenture by more than one indenture trustee;

(6) to cure any ambiguity, defect or inconsistency in an indenture; or

(7) to supplement any of the provisions of an indenture;

      The indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the applicable indenture or whether a quorum is present at a meeting of holders of debt securities, the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of principal that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the original discount issue security pursuant to the indenture.

      Unless otherwise set forth in the applicable prospectus supplement, we will be permitted, at our option, to discharge certain obligations to holders of any series of debt securities issued under any indenture that have not already been delivered to the applicable indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable indenture trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

      Unless otherwise indicated in the applicable prospectus supplement, the indentures will provide that we may elect either

(1) to defease and be discharged from any and all obligations with respect to such debt securities, or

(2) to be released from our obligations with respect to covenants under the applicable indenture.

      In either case upon the irrevocable deposit by us with the applicable indenture trustee, in trust, of an amount sufficient to pay the principal of (and premium, if any) and interest on the debt securities on the stated maturity or on the applicable redemption date.

      Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable indenture trustee an opinion of counsel (as specified in the applicable indenture) and to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the event of defeasance, the holders of debt securities would thereafter be able to look only to the trust fund for payment of principal (and premium, if any) and interest.

      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

      The terms and conditions, if any, upon which the debt securities are convertible into depositary units or preferred units will be set forth in the applicable prospectus supplement relating thereto. Such terms will include whether such debt securities are convertible into depositary units or preferred units, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion.

Payment

      Unless otherwise set forth in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the indenture trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

      All moneys paid by us to a paying agent or an indenture trustee for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

      The following summarizes the terms of the warrants to purchase debt securities we may offer. The summaries contained in this prospectus, together with the description of warrants to purchase debt securities and indentures included in the applicable prospectus supplement, will provide the material terms of the warrants to purchase debt securities and of the indenture.

General

      We may issue debt warrants evidenced by debt warrant certificates independently or together with any securities offered by any prospectus supplement. If we offer debt warrants, the prospectus supplement will describe the terms of the warrants, including:

•	the offering price, if any;

•
the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the applicable indenture under which the debt securities will be issued;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the debt warrants begins and expires;

•	U.S. federal income tax consequences;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, any antidilution provisions.

      You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Warrantholders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrantholders may be required for certain modifications of the terms of the applicable indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants.

In addition, warrantholders are not entitled to payments of principal of and interest, if any, on the debt securities.

Exercise of Debt Warrants

      You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF WARRANTS TO PURCHASE
DEPOSITARY UNITS OR PREFERRED UNITS

      The following summarizes the terms of depositary unit warrants and preferred unit warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into between us and a warrant agent we select at the time of issue.

General

      We may issue warrants evidenced by warrant certificates under a warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

•	the offering price, if any;

•	if applicable, the designation and terms of the preferred unit purchasable upon exercise of the preferred unit warrants;

•	the number of shares of depositary units or preferred units purchasable upon exercise of one warrant and the initial price at which the units may be purchased upon exercise;

•	the dates on which the right to exercise the warrants begins and expires;

•	U.S. federal income tax consequences;

•	call provisions, if any;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, the antidilution provisions of the warrants.

      The units we issue upon exercise of the stock warrants will, when issued in accordance with the warrant agreement, be validly issued, fully paid and nonassessable.

Exercise of Warrants

      You may exercise warrants by surrendering to the warrant agent the warrant certificate, which indicates your election to exercise all or a portion of the warrants evidenced by the certificate. Surrendered warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of depositary units or preferred units purchased. If you exercise fewer than all the warrants evidenced by any certificate, the warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Unitholders

      Holders of warrants are not entitled to vote, to consent, to receive distributions or to receive notice as unitholders with respect to any meeting, or to exercise any rights whatsoever as unitholders of the partnership.

PLAN OF DISTRIBUTION

      We may sell our securities in or outside the United States to or through underwriters or dealers, through agents or directly to other purchasers. The applicable supplement to this prospectus with respect to our securities, will set forth the terms of the offering of our securities, including the name or names of any underwriters, dealers or agents, the public offering price, any underwriting discounts and other items constituting underwriter compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

      Our securities may be sold directly by us or through agents designated by us from time to time at fixed prices, which may be changed, or at varying prices determined at the time of a sale of our securities. Any agent involved in the offer or sale of our securities will be named, and any commissions payable by us to such agent will be set forth, in the supplement to this prospectus relating thereto.

      In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of our securities, for whom they may act as agents, in the form of discounts, concessions or commissions.

      Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Any depositary units sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the New York Stock Exchange.

LEGAL MATTERS

      Proskauer Rose LLP, New York, New York, will provide us with an opinion as to certain legal matters in connection with the securities we are offering.

EXPERTS

Icahn Enterprises L.P.

     The consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto (which report expressed an unqualified opinion, made reference to the report of other auditors as it relates to amounts included for Federal-Mogul Corporation, and contained explanatory paragraphs relating to the change in method of accounting for its investments with the adoption of  SFAS 157 and SFAS 159 in 2007).  The report of Grant Thornton LLP and the report of the other auditors, Ernst & Young LLP, are incorporated by reference herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

Icahn Enterprises G.P. Inc.

      The consolidated balance sheet of Icahn Enterprises G.P. Inc. included in this prospectus and elsewhere in this registration statement has been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, (which report expressed an unqualified opinion and made reference to the report of other auditors as it relates to amounts included for Federal-Mogul Corporation), upon the authority of said firm as experts in accounting and auditing in giving said report.  The report of the other auditors, Ernst & Young LLP, is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the units and debt securities offered by this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at 100 F Street, N. E. Room 1580, Washington, D.C. 20549. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding us. You may access the SEC’s web site at http://www.sec.gov.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 100 F Street, N. E. Room 1580, Washington, D.C. 20549, at prescribed rates. Our depositary units are listed on the New York Stock Exchange under the symbol “IEP.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings made pursuant to the Securities and Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and any other future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 4, 2008 (SEC File No. 1-9516); and
•
The description of the depositary units contained in the Registration Statement on Form 8-A, initially filed on May 12, 1987, and any subsequent amendment thereto filed for the purpose of updating such description.

      You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

Icahn Enterprises L.P.
767 Fifth Avenue, Suite 4700
New York, New York 10153
Attn: Chief Financial Officer
Telephone requests may be directed to (212) 702-4300

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

      You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

      Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

FINANCIAL STATEMENT INDEX

Icahn Enterprises G.P. Inc.:
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheet as of December 31, 2008	F-4
Notes to Consolidated Balance Sheet	F-5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Icahn Enterprises G.P. Inc.

We have audited the accompanying consolidated balance sheet of Icahn Enterprises G.P. Inc. and Subsidiaries (the “Company”) as of December 31, 2008. This financial statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement based on our audit. We did not audit the balance sheet of Federal-Mogul Corporation, a subsidiary, whose total assets as of December 31, 2008, constituted $7.2 billion of the related consolidated assets. This balance sheet was audited by other auditors, whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for Federal-Mogul Corporation, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Icahn Enterprises G.P. Inc. and Subsidiaries as of December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

New York, New York
April 22, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Federal-Mogul Corporation

We have audited the consolidated balance sheets of Federal-Mogul Corporation and subsidiaries (the Company) as of December 31, 2008 and 2007 (Successor), and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years ended December 31, 2008 (Successor), and 2007 and 2006 (Predecessor) (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal-Mogul Corporation and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, on November 8, 2007, the U.S. Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on December 27, 2007. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code , for the Successor as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Note 3.

As discussed in Notes 14 and 15 to the consolidated financial statements, the Predecessor changed its method of accounting for pensions and other postretirement plans in 2006 and tax uncertainties in 2007, respectively.

/s/ Ernst & Young LLP

Detroit, Michigan
February 24, 2009

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2008

(In Millions, Except Share Amounts)

ASSETS
Icahn Enterprises GP’s cash and cash equivalents	$1
Investment Management:
Cash and cash equivalents	5
Cash held at consolidated affiliated partnerships and restricted cash	3,862
Securities owned, at fair value	4,261
Due from brokers	54
Other assets	182
8,364
Automotive:
Cash and cash equivalents	888
Accounts receivable, net	939
Inventories, net	894
Property, plant and equipment, net	1,911
Goodwill and intangible assets	1,994
Other assets	596
7,222
Metals, Real Estate and Home Fashion:
Cash and cash equivalents	350
Other assets	1,426
1,776
Holding Company:
Cash and cash equivalents	1,369
Other assets	84
1,453
Total Assets	$18,816
LIABILITIES AND STOCKHOLDER’S DEFICIT
Investment Management:
Accounts payable, accrued expenses and other liabilities	$1,106
Securities sold, not yet purchased, at fair value	2,273
Due to brokers	713
4,092
Automotive:
Accounts payable, accrued expenses and other liabilities	2,068
Debt	2,576
Postemployment benefit liability	1,302
5,946
Metals, Real Estate and Home Fashion:
Accounts payable, accrued expenses and other liabilities	156
Debt	126
282
Holding Company:
Accounts payable, accrued expenses and other liabilities	284
Debt	1,869
2,153
Total Liabilities	12,473
Commitments and contingencies (Note 14)
Non-controlling interests	6,514
Stockholder’s equity (deficit):
Common stock - $1 par value, 1,216 shares authorized, 216 shares outstanding	-
Additional paid-in-capital	52
Note receivable from affiliate	(10)
Accumulated deficit	(149)
Accumulated other comprehensive loss	(64)
Total Stockholder’s Deficit	(171)
Total Liabilities and Stockholder’s Deficit	$18,816

See notes to consolidated balance sheet.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

1. Description of Business and Basis of Presentation

General

Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP” or “the Company”), which was formerly known as American Property Investors, Inc., is the sole general partner of Icahn Enterprises L.P. (“Icahn Enterprises”) and Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”). Icahn Enterprises owns a 99% limited partner interest in Icahn Enterprises Holdings. Icahn Enterprises GP owns a 1% general partner interest in each of Icahn Enterprises and Icahn Enterprises Holdings, representing an aggregate 1.99% general partner interest. Icahn Enterprises GP is a wholly owned subsidiary of Becton Corporation (“Becton”) which is 100% owned by Carl C. Icahn. Affiliates of Mr. Icahn also own, indirectly, approximately 91.8% of the limited partner interests of Icahn Enterprises, a New York Stock Exchange listed master limited partnership.

Icahn Enterprises is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment Management, Automotive, Metals, Real Estate and Home Fashion. The consolidated balance sheet also includes the accounts of the Holding Company, which includes the unconsolidated accounts of Icahn Enterprises and Icahn Enterprises Holdings.

Icahn Enterprises conducts and plans to continue to conduct its activities in such a manner as not to be deemed an investment company under the Investment Company Act of 1940 (the “’40 Act”). Therefore, no more than 40% of its total assets will be invested in investment securities, as such term is defined in the ’40 Act. In addition, Icahn Enterprises does not invest or intend to invest in securities as its primary business. Icahn Enterprises intends to structure its investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code, as amended (the “Code”).

Basis of Presentation

Icahn Enterprises GP has the power to direct or cause the direction of the management and policies of Icahn Enterprises.  As a result of this substantive control, the consolidated balance sheet of Icahn Enterprises GP includes all assets and liabilities of Icahn Enterprises and its subsidiaries.  Icahn Enterprises GP does not have any other business other than holding its 1% general partner interest in Icahn Enterprises and Icahn Enterprises Holdings.

2. Summary of Significant Accounting Policies

Principles of Consolidation

General

The consolidated balance sheet includes the accounts of Icahn Enterprises GP and the wholly and majority owned subsidiaries of Icahn Enterprises in which control can be exercised, in addition to those entities in which Icahn Enterprises GP or Icahn Enterprises has a substantive controlling, general partner interest or in which it is the primary beneficiary of a variable interest entity. Icahn Enterprises GP or Icahn Enterprises is considered to have control if it has a direct or indirect ability to make decisions about an entity’s activities through voting or similar rights. Icahn Enterprises GP, along with Icahn Enterprises,  use the guidance set forth in AICPA Statement of Position No.78-9,  Accounting for Investments in Real Estate Ventures  (“SOP 78-9”), Emerging Issues Task Force (“EITF”) Issue No. 04-05,  Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights  (“EITF No. 04-05”), FASB Interpretation No. (“FIN”) 46R,  Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51  (“FIN 46R”), and in Statement of Financial Accounting Standards (“SFAS”) No. 94,  Consolidation of All Majority-Owned Subsidiaries — An Amendment of ARB No. 51, with Related Amendments of APB Opinion No. 18, and ARB No. 43 Chapter 12  (“SFAS No. 94”), with respect to our investments in partnerships and limited liability companies. All intercompany balances and transactions are eliminated.

Investment Management

The accompanying balance sheet includes the accounts of Icahn Capital LP (“Icahn Capital”) and the General Partners and certain consolidated Private Funds, as defined in Note 4, "Icahn Enterprises' Subsidiaries." As defined herein, the General Partners consist of the Onshore GP and Offshore GP (as defined below). The General Partners consolidate those entities in which (i) they have an investment of more than 50% and have control over significant operating, financial and investing decisions of the entity pursuant to SFAS No. 94, (ii) they have a substantive controlling, general partner interest pursuant to EITF No. 04-05 or (iii) they are the primary beneficiary of a variable interest entity (a “VIE”) pursuant to FIN 46R. With respect to the consolidated Private Funds, the limited partners and shareholders have no substantive rights to impact ongoing governance and operating activities.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Although the Private Funds are not investment companies within the meaning of the ’40 Act, each of the consolidated Private Funds is, for purposes of U.S. GAAP, an investment company under the AICPA Audit and Accounting Guide — Investment Companies (the “AICPA Guide”). The General Partners adopted Statement of Position No. 07-1,  Clarification of the Scope of the Audit and Accounting Guide — Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies  (“SOP 07-1”) as of January 1, 2007. SOP 07-1, issued in June 2007, addresses whether the accounting principles of the AICPA Guide may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Upon the adoption of SOP 07-1, (i) the Offshore GP lost its ability to retain specialized accounting pursuant to the AICPA Guide for either its equity method investment in Offshore Master Fund I or for its consolidation of the Offshore Fund, Offshore Master Fund II and Offshore Master Fund III, and (ii) the Onshore GP lost its ability to retain specialized accounting for its consolidation of the Onshore Fund, in each case, because both the Offshore GP and the Onshore GP do not meet the requirements for retention of specialized accounting under SOP 07-1, as the Offshore GP and Onshore GP and their affiliates acquire interests for strategic operating purposes in the same companies in which their subsidiary investment companies invest.

However, upon losing their ability to retain specialized accounting, the General Partners applied SFAS No. 115, Accounting for Investments in Debt and Equity Securities  (“SFAS No. 115”), to their investments held by the consolidated Private Funds in debt securities and in those equity securities with readily determinable fair values, as defined by that statement, and classified such investments as available-for-sale securities and then elected the fair value option pursuant to SFAS No. 159,  The Fair Value Option for Financial Assets and Financial Liabilities — including an Amendment of FASB Statement No. 115  (“SFAS No. 159”), and reclassified such securities as trading securities. For those equity securities that fall outside the scope of SFAS No. 115 because they do not have readily determinable fair values as defined by that Statement, the General Partners elected the fair value option pursuant to SFAS No. 159 and measured the fair value of such securities in accordance with the requirements of SFAS No. 157,  Fair Value Measurements  (“SFAS No. 157”). For those investments in which the General Partners would otherwise account for such investments under the equity method, the General Partners, in accordance with their accounting policy, elected the fair value option pursuant to SFAS No. 159 for all such investments. The election of the fair value option pursuant to SFAS No. 159 was deemed to most accurately reflect the nature of its business relating to investments.

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated balance sheet in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheet. The more significant estimates include: (1) the valuation allowances of accounts receivable and inventory; (2) the valuation of long-lived assets, mortgages and notes receivable; (3) costs to complete for land, house and condominium developments; (4) deferred tax assets; (5) environmental liabilities; (6) fair value of derivatives; and (7) pension liabilities. Actual results may differ from the estimates and assumptions used in preparing the consolidated balance sheet.

Cash and Cash Equivalents

We consider short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents.

Cash Held at Consolidated Affiliated Partnerships and Restricted Cash — Investment Management

Cash held at consolidated affiliated partnerships and restricted cash consists of (i) cash and cash equivalents held by the Onshore Fund and Offshore Master Funds (as defined herein) that, although not legally restricted, is not available to fund the general liquidity needs of the Investment Management segment or Icahn Enterprises and (ii) restricted cash relating to derivatives held on deposit.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008
Investments and Related Transactions — Investment Management

Investment Transactions and Related Investment Income (Loss).   Investment transactions of the Private Funds are recorded on a trade date basis. Realized gains or losses on sales of investments are based on the first-in, first-out or the specific identification methods. Interest income and expenses are recorded on an accrual basis and dividends are recorded on the ex-dividend date. Premiums and discounts on fixed income securities are amortized using the effective yield method.

Valuation of Investments.  Securities of the Private Funds that are listed on a securities exchange are valued at their last sales price on the primary securities exchange on which such securities are traded on such date. Securities that are not listed on any exchange but are traded over-the-counter are valued at the mean between the last “bid” and “ask” price for such security on such date. Securities and other instruments for which market quotes are not readily available are valued at fair value as determined in good faith by the applicable general partner.

Foreign Currency Transactions.  The books and records of the Private Funds are maintained in U.S. dollars. Assets and liabilities denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Transactions during the period denominated in currencies other than U.S. dollars are translated at the rate of exchange applicable on the date of the transaction. The Private Funds do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of securities.

Fair Values of Financial Instruments.  The fair values of the Private Funds’ assets and liabilities that qualify as financial instruments under SFAS No. 107,  Disclosures About Fair Value of Financial Instruments,  approximate the carrying amounts presented in the consolidated balance sheet.

Securities Sold, Not Yet Purchased.  The Private Funds may sell an investment they do not own in anticipation of a decline in the fair value of that investment. When the Private Funds sell an investment short, they must borrow the investment sold short and deliver it to the broker-dealer through which they made the short sale. A gain, limited to the price at which the Private Funds sold the investment short, or a loss, unlimited in amount, will be recognized upon the cover of the short sale.

Due From Brokers.  Due from brokers represents cash balances with the Private Funds’ clearing brokers. A portion of the cash at brokers is related to securities sold, not yet purchased; its use is therefore restricted until the securities are purchased. Securities sold, not yet purchased are collateralized by certain of the Private Funds’ investments in securities.

Due To Brokers.  Due to brokers represents margin debit balances collateralized by certain of the Private Funds’ investments in securities.

Investments — Other Operations

Investments in equity and debt securities are classified as either trading or available-for-sale based upon whether Icahn Enterprises intends to hold the investment for the foreseeable future. Trading securities are valued at quoted market value at each balance sheet date. Available-for-sale securities are carried at fair value on Icahn Enterprises’ balance sheet. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of partners’ equity and when sold are reclassified out of partners’ equity to the consolidated statements of operations. For purposes of determining gains and losses, the cost of securities is based on specific identification.

A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in an impairment that is charged to earnings and the establishment of a new cost basis for the investment. Dividend income is recorded when declared and interest income is recognized when earned.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other liabilities are deemed to be reasonable estimates of their fair values because of their short-term nature.

The fair values of investments and securities sold, not yet purchased are based on quoted market prices for those or similar investments. See Note 6, “Investments and Related Matters,” and Note 7, “Fair Value Measurements,” for further discussion.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

The fair value of Icahn Enterprises’ long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to it for debt of the same remaining maturities. The carrying value and estimated fair value of Icahn Enterprises’ long-term debt as of December 31, 2008 are approximately $4.6 billion and $2.3 billion, respectively.

Fair Value Option for Financial Assets and Financial Liabilities

We adopted SFAS No. 159 as of January 1, 2007. SFAS No. 159 gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. Except for Icahn Enterprises’ Automotive segment, we apply the fair value option to our investments that would otherwise be accounted for under the equity method.

Derivatives

From time to time, Icahn Enterprises and its subsidiaries enter into derivative contracts, including purchased and written option contracts, swap contracts, futures contracts and forward contracts entered into by Icahn Enterprises’ Investment Management and Automotive segments. SFAS No. 133, which was amended by SFAS No. 138, established accounting and reporting standards for derivative instruments and for hedging activities, which generally require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation. For further information regarding Icahn Enterprises’ Investment Management and Automotive segments’ derivative contracts, see Note 8, “Financial Instruments.”

Trade, Notes and Other Receivables, Net

An allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the consolidated balance sheet, assessments of collectibility based on an evaluation of historic and anticipated trends, the financial condition of Icahn Enterprises and its subsidiaries’ customers and an evaluation of the impact of economic conditions. Icahn Enterprises’ allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves based on historical experience.

Inventories, Net

Automotive Inventories.  Upon Icahn Enterprises’ acquisition of the controlling interest in Federal-Mogul, inventories were revalued in accordance with SFAS No. 141 and resulted in an increase to inventory balances. Cost is determined using the first-in-first-out method. The cost of manufactured goods includes material, labor and factory overhead. Federal-Mogul maintains reserves for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.

Metals Inventories.  Inventories at Icahn Enterprises’ Metals segment are stated at the lower of cost or market. Cost is determined using the average cost method. The production and accounting process utilized by the Metals segment to record recycled metals inventory quantities relies on significant estimates. Icahn Enterprises’ Metals segment relies upon perpetual inventory records that utilize estimated recoveries and yields that are based upon historical trends and periodic tests for certain unprocessed metal commodities. Over time, these estimates are reasonably good indicators of what is ultimately produced; however, actual recoveries and yields can vary depending on product quality, moisture content and source of the unprocessed metal. To assist in validating the reasonableness of the estimates, Icahn Enterprises’ Metals segment performs periodic physical inventories which involve the use of estimation techniques. Physical inventories may detect significant variations in volume, but because of variations in product density and production processes utilized to manufacture the product, physical inventories will not generally detect smaller variations. To help mitigate this risk, Icahn Enterprises’ Metals segment adjusts its physical inventories when the volume of a commodity is low and a physical inventory can more accurately estimate the remaining volume.

Home Fashion Inventories.  Inventories at Icahn Enterprises’ Home Fashion segment are stated at the lower of cost or market. Cost is determined using the first-in-first-out method. The cost of manufactured goods includes material, labor and factory overhead. WestPoint International, Inc. (“WPI”) maintains reserves for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. A portion of WPI’s inventories serves as collateral under West Point Home Inc.’s unused senior secured revolving credit facility.

Icahn Enterprises’ consolidated inventories, net consisted of the following (in millions of dollars):

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008
December 31, 2008
Raw materials:
Automotive	$166
Home Fashion	12
178
Work in process:
Automotive	125
Home Fashion	33
158
Finished Goods:
Automotive	603
Home Fashion	87
690
Metals:
Ferrous	27
Non-ferrous	5
Secondary	35
67
Total inventories, net	$1,093

Home Fashion and Metals inventories are included in other assets in the accompanying consolidated balance sheet.

Property, Plant and Equipment, Net

Land and construction-in-progress costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The interest capitalization rate is based on the interest rate on specific borrowings to fund the projects.

Buildings, furniture and equipment are stated at cost less accumulated depreciation unless declines in the values of the fixed assets are considered other than temporary, at which time the property is written down to net realizable value. Depreciation is principally computed using the straight-line method over the estimated useful lives of the particular property or equipment, as follows: buildings and improvements, four to 40 years; furniture, fixtures and equipment, one to 25 years. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter.

Maintenance and repairs are charged to expense as incurred. The cost of additions and improvements is capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from our consolidated balance sheet, and any gain or loss is recognized in the year of disposal.

Real estate properties held for use or investment purposes, other than those accounted for under the financing method, are carried at cost less accumulated depreciation. Where declines in the values of the properties are determined to be other than temporary, the cost basis of the property is written down to net realizable value. A property is classified as held for sale at the time management determines that the criteria in SFAS No. 144,  Accounting for the Impairment or Disposal of Long-Lived Assets  (“SFAS No. 144”), have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their results of operations are included in discontinued operations. If management determines that a property classified as held for sale no longer meets the criteria in SFAS No. 144, the property is reclassified as held for use.

Goodwill and Intangible Assets

We account for goodwill and indefinite lived intangibles in accordance with SFAS No 142, Goodwill and Other Intangible Assets  (“SFAS No. 142”). Goodwill and indefinite lived intangible assets include trademarks and tradenames acquired in acquisitions. For a complete discussion of the impairment of goodwill and indefinite intangible assets related to Icahn Enterprises’ various segments, see Note 4, “Icahn Enterprises’ Subsidiaries,” and Note 9, “Goodwill and Intangible Assets.”

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Accounting for the Impairment of Goodwill

We evaluate the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, we compare the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

Accounting for the Impairment of Intangibles

We evaluate the recoverability of identifiable indefinite lived intangible assets whenever events or changes in circumstances indicate that an indefinite lived intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. We measure the carrying amount of the asset against the estimated future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires that we make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

Accounting for the Impairment of Long-Lived Assets

We evaluate our long-lived assets in accordance with the application of SFAS No. 144. Accordingly, we evaluate the realizability of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Inherent in the reviews of the carrying amounts of the above assets are various estimates, including the expected usage of the asset. Assets must be tested at the lowest level for which identifiable cash flows exist. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record impairment charges in future accounting periods. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the operating properties.

Accounting for Conditional Asset Retirement Obligations

We record conditional asset retirement obligations (“CARO”) in accordance with FIN 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143  (“FIN 47”). FIN 47 clarifies that the term CARO refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. FIN 47 also clarifies that an entity is required to recognize a liability for the estimated fair value of a CARO when incurred if the fair value can be reasonably estimated. Icahn Enterprises’ Automotive segment’s primary asset retirement activities relate to the removal of hazardous building materials at its facilities. Icahn Enterprises’ Automotive segment records the CARO liability when the amount can be reasonably estimated, typically upon the expectation that a facility may be closed or sold.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Pension and Other Postemployment Obligations

Pension and other postemployment benefit costs are dependent upon assumptions used in calculating such costs. These assumptions include discount rates, health care cost trends, expected returns on plan assets and other factors. In accordance with U.S. GAAP, actual results that differ from the assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods.

Income Taxes

Icahn Enterprises GP

The Company has elected, under applicable provisions of the Internal Revenue Code, to report its income for Federal income tax purposes as a Subchapter S Corporation. The stockholder reports his respective share of the net taxable income or loss on his personal tax returns. Accordingly, no liability has been accrued for current or deferred federal income taxes related to the operations of the Company in the accompanying balance sheet at the general partner level.

Icahn Enterprises, L.P.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Deferred tax assets are limited to amounts considered to be realizable in future periods. A valuation allowance is recorded against deferred tax assets if management does not believe that we have met the “more likely than not” standard imposed by SFAS No. 109 , Accounting for Income Taxes  (“SFAS No. 109”), to allow recognition of such an asset.

We adopted FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109 (“FIN 48”), as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50 percent likely to be recognized upon ultimate settlement with the taxing authority is recorded. The adoption of FIN 48 did not have a material impact on our consolidated balance sheet. See Note 13, “Income Taxes,” for additional information.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Accounting for the Acquisition and Disposition of Common Control Entities

Acquisitions of entities under common control are reflected in a manner similar to pooling of interests. Icahn Enterprises GP’s capital account is charged or credited for the difference between the consideration Icahn Enterprises pay for the entity and the related entity’s basis prior to Icahn Enterprises’ acquisition. Net gains or losses of an acquired entity prior to the  acquisition date are allocated to the Icahn Enterprises GP’s capital account. In allocating gains and losses upon the sale of a previously acquired common control entity, Icahn Enterprises allocates a gain or loss for financial reporting purposes by first restoring Icahn Enterprises GP’s capital account for the cumulative charges or credits relating to prior periods recorded at the time of Icahn Enterprises’ acquisition and then allocating the remaining gain or loss among Icahn Enterprises GP and limited partners in accordance with their respective percentages under the Partnership Agreement (as defined below) (i.e., 98.01% to the limited partners and 1.99% to Icahn Enterprises GP).

General Partnership Interest of Icahn Enterprises

Capital Accounts, as defined under Icahn Enterprises’ Amended and Restated Agreement of Limited Partnership dated as of May 12, 1987, as amended from time to time (together with the partnership agreement of Icahn Enterprises Holdings, the “Partnership Agreement”), are maintained for Icahn Enterprises GP and the limited partners. The capital account provisions of Icahn Enterprises’ Partnership Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under U.S. GAAP, in Icahn Enterprises’ consolidated financial statements. Under Icahn Enterprises’ Partnership Agreement, Icahn Enterprises GP is required to make additional capital contributions to Icahn Enterprises upon the issuance of any additional depositary units in order to maintain a capital account balance equal to 1.99% of the total capital accounts of all partners.

Pursuant to the Partnership Agreement, in the event of Icahn Enterprises’ dissolution, after satisfying liabilities, the remaining assets would be divided among the limited partners and Icahn Enterprises GP in accordance with their respective percentage interests under the Partnership Agreement (i.e., 98.01% to the limited partners and 1.99% to Icahn Enterprises GP). If a deficit balance still remains in Icahn Enterprises GP's capital account after all allocations are made between the partners, Icahn Enterprises GP would not be required to make whole any such deficit.

Other Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income (“SFAS No. 130”) requires that certain items, including foreign currency translation adjustments, minimum pension liability adjustments and unrealized pension costs, unrealized holding gain or loss from available for sale marketable securities (which are not reflected in net income) be presented as components of comprehensive income. The cumulative amounts recognized by the Company under SFAS No. 130 are reflected in the consolidated balance sheet as accumulated other comprehensive loss, a component of stockholder’s equity (deficit).

Environmental Liabilities

We recognize environmental liabilities when a loss is probable and reasonably estimable. Such accruals are estimated based on currently available information, existing technology and enacted laws and regulations. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties will be able to fulfill their commitments at the sites where we may be jointly and severally liable with such parties. We regularly evaluate and revise estimates for environmental obligations based on expenditures against established reserves and the availability of additional information.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Foreign Currency Translation

Exchange adjustments related to international currency transactions and translation adjustments for international subsidiaries whose functional currency is the U.S. dollar (principally those located in highly inflationary economies) are reflected in the consolidated financial statements. Translation adjustments of international subsidiaries for which the local currency is the functional currency are reflected in Icahn Enterprises' consolidated balance sheet as a component of accumulated other comprehensive income. Deferred taxes are not provided on translation adjustments as the earnings of the subsidiaries are considered to be permanently reinvested.

Recently Issued Accounting Pronouncements

SFAS No. 141(R).  In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values. Certain forms of contingent consideration and certain acquired contingencies will be recorded at fair value at the acquisition date. SFAS No. 141(R) also requires that acquisition-related costs be expensed as incurred and restructuring costs be expensed in periods after the acquisition date. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption of SFAS No. 141(R) is not permitted. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

SFAS No. 160.  In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51  (“SFAS No. 160”). SFAS No. 160 requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the consolidated balance sheet within the equity section but separate from the company’s equity; changes in ownership interest be accounted for similarly as equity transactions; and, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. SFAS No. 160 applies prospectively as of January 1, 2009, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. Early adoption of SFAS No. 160 is not permitted.

SFAS No. 161.  In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133  (“SFAS No. 161”), which requires enhanced disclosures about an entity’s derivative and hedging activities thereby improving the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. Since SFAS No. 161 requires additional disclosures regarding derivative and hedging activities, the adoption of SFAS No. 161 will not affect our financial condition, results of operations or cash flows.

FSP No. 133-1 and FIN 45-4.  In September 2008, the FASB issued FSP No. FAS 133-1 and FIN 45-4 Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161  (“FSP FAS 133-1 and FIN 45-4”). This FSP amends SFAS No.133, Accounting for Derivative Instruments and Hedging Activities , to require disclosures by entities that assume credit risk through the sale of credit derivatives including credit derivatives embedded in a hybrid instrument. The intent of these enhanced disclosures is to enable users of financial statements to assess the potential effects on its financial position, financial performance, and cash flows from these credit derivatives. This FSP also amends FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, to require an additional disclosure about the current status of the payment/ performance risk of a guarantee. FSP FAS 133-1 and FIN 45-4 are effective for financial statements issued for fiscal years and interim periods ending after November 15, 2008. For periods after the initial adoption date, comparative disclosures are required. Icahn Enterprises adopted FSP FAS 133-1 and FIN 45-4 on December 31, 2008. See Note 8, “Financial Instrument” for further discussion.

FSP FAS 140-4 and FIN 46(R)-8.  In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8,  Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities  (“FAS 140-4 and FIN 46(R)-8”). FAS 140-4 and FIN 46(R)-8 increases disclosures for public companies about securitizations, asset-backed financings and variable interest entities. The FSP is effective for reporting periods that end after December 15, 2008. Since the FSP requires only additional disclosures concerning transfers of financial assets and interests in variable interest entities, adoption of the FSP will not affect our financial condition, results of operations or cash flows.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

3. Acquisition

Acquisition of Controlling Interest in Federal-Mogul Corporation

On July 3, 2008, pursuant to a stock purchase agreement with Thornwood and Thornwood’s general partner, Barberry, Icahn Enterprises acquired a majority interest in Federal-Mogul for an aggregate price of $862,750,000 (or $17.00 per share, which represented a discount to Thornwood’s purchase price of such shares). Thornwood and Barberry are wholly owned by Mr. Carl C. Icahn. Prior to the majority interest acquisition of Federal-Mogul, Thornwood owned an aggregate of 75,241,924 shares of stock of Federal-Mogul (“Federal-Mogul Shares.”) Thornwood had acquired such shares as follows: (i) 50,100,000 Federal-Mogul Shares pursuant to the exercise of two options on February 25, 2008 acquired in December 2007 from the Federal-Mogul Asbestos Personal Injury Trust; and (ii) 25,141,924 Federal-Mogul Shares pursuant to and in connection with Federal-Mogul’s Plan of Reorganization under Chapter 11 of the United States Code, which became effective on December 27, 2007.

On December 2, 2008, Icahn Enterprises acquired an additional 24,491,924 Federal-Mogul Shares from Thornwood, which represented the remaining Federal-Mogul Shares owned by Thornwood. As a result of this transaction, Icahn Enterprises beneficially owns 75,241,924 Federal-Mogul Shares, or 75.7% of the total issued and outstanding capital stock of Federal-Mogul. In consideration of the acquisition of the additional Federal-Mogul Shares, Icahn Enterprises issued to Thornwood 4,286,087 (or $153 million based on the opening price of $35.60 on its depositary units on December 2, 2008) fully paid and non-assessable depositary units representing Icahn Enterprises’ limited partner interests.

Each of the acquisitions was approved by the audit committee of the independent directors of Icahn Enterprises GP. The audit committee was advised by its own legal counsel and independent financial advisor with respect to the transaction. The audit committee received an opinion from its financial advisor as to the fairness to Icahn Enterprises, from a financial point of view, of the consideration paid.

In accordance with U.S. GAAP, Federal-Mogul was required to adopt fresh-start reporting effective upon emergence from bankruptcy on December 27, 2007. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values.

In accordance with fresh-start reporting, Federal-Mogul’s reorganization value has been allocated to existing assets using the measurement guidance provided in SFAS No. 141. In addition, liabilities, other than deferred taxes, have been recorded at the present value of amounts estimated to be paid. Deferred taxes have been determined in conformity with SFAS No. 109. The excess of reorganization value over the value of net tangible and identifiable intangible assets and liabilities was recorded as goodwill.

Investment in Federal-Mogul

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests. As of February 25, 2008 (the effective date of control by Thornwood and, indirectly, Carl C. Icahn), and thereafter, as a result of Icahn Enterprises’ acquisition of a majority interest in Federal-Mogul on July 3, 2008, Icahn Enterprises consolidated the financial position, results of operations and cash flows of Federal-Mogul.

Icahn Enterprises evaluated the activity between February 25, 2008 and February 29, 2008 and, based on the immateriality of such activity, concluded that the use of an accounting convenience date of February 29, 2008 was appropriate.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed of Federal-Mogul recorded on February 29, 2008. The initial fair values of the assets acquired are based on estimated fair values of Federal-Mogul upon emergence from bankruptcy on December 27, 2007, as modified by Federal-Mogul’s operating results for the period January 1, 2008 through February 29, 2008. In accordance with SFAS No. 141, certain long-term assets have been increased by $20 million as a result of Icahn Enterprises’ required utilization of Thornwood’s underlying basis in such assets. As discussed in Note 4, “Icahn Enterprises’ Subsidiaries — Federal-Mogul,” Federal-Mogul recorded impairment charges related to its goodwill in the fourth quarter of fiscal 2008. Accordingly, as of December 31, 2008, Icahn Enterprises has written off $20 million of goodwill related to its acquisition of the controlling interest in Federal-Mogul in conjunction with Federal-Mogul’s goodwill impairment charges.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

	Fair Value	Fair Value Over Basis	February 29, 2008
	(Millions of Dollars)
Cash and equivalents	$801	$—	$801
Accounts receivable, net	1,187	—	1,187
Inventories, net	1,120	—	1,120
Property, plant and equipment, net	2,105	—	2,105
Goodwill and intangible assets	2,112	20	2,132
Other assets	840	—	840
Assets Acquired	8,165	20	8,185
Accounts payable, accrued expenses and other liabilities	2,073	—	2,073
Debt	2,934	—	2,934
Postemployment benefits liability	1,008	—	1,008
Liabilities Assumed	6,015	—	6,015
Net Assets Acquired	$2,150	$20	$2,170
Non-controlling interests			$(540)
			$1,630

4. Icahn Enterprises’ Subsidiaries

a. Investment Management

On August 8, 2007, Icahn Enterprises entered into a Contribution and Exchange Agreement (the “Contribution Agreement”) with CCI Offshore Corp., CCI Onshore Corp., Icahn Management, a Delaware limited partnership, and Carl C. Icahn. Pursuant to the Contribution Agreement, Icahn Enterprises acquired the general partner interests in Icahn Onshore LP (the “Onshore GP”) and Icahn Offshore LP (the “Offshore GP” and, together with the Onshore GP, the “General Partners”), acting as general partners of Icahn Partners LP (the “Onshore Fund”) and the Offshore Master Funds (as defined below). Icahn Enterprises also acquired the general partner interest in New Icahn Management, a Delaware limited partnership.

Prior to January 1, 2008, the General Partners and New Icahn Management provided investment advisory and certain management services to the Private Funds. As further discussed below, effective January 1, 2008, in addition to providing investment advisory services to the Private Funds, the General Partners provide or cause their affiliates to provide certain administrative and back office services to the Private Funds that had been previously provided by New Icahn Management. The General Partners do not provide such services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and qualified investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available. As referred to herein, the “Offshore Master Funds” consist of (i) Icahn Partners Master Fund LP, (ii) Icahn Partners Master Fund II L.P. and (iii) Icahn Partners Master Fund III L.P. The Onshore Fund and the Offshore Master Funds are collectively referred to herein as the “Investment Funds.” In addition, the “Offshore Funds” consist of (i) Icahn Fund Ltd. (referred to herein as the Offshore Fund), (ii) Icahn Fund II Ltd. and (iii) Icahn Fund III Ltd.

The Offshore GP also acts as general partner of a fund formed as a Cayman Islands exempted limited partnership that invests in the Offshore Master Funds. This fund, together with other funds that also invest in the Offshore Master Funds, constitute the “Feeder Funds” and, together with the Investment Funds, are referred to herein as the “Private Funds.”

Effective January 1, 2008, the management agreements between New Icahn Management and the Private Funds were terminated, resulting in the termination of the Feeder Funds’ and the Onshore Fund’s obligations to pay management fees thereunder. In addition, the limited partnership agreements of the Investment Funds (the “Investment Fund LPAs”) were amended to provide that, as of January 1, 2008, the General Partners will provide or cause their affiliates to provide to the Private Funds the administrative and back office services that were formerly provided by New Icahn Management (the “Services”) and, in consideration of providing the Services, the General Partners will receive special profits interest allocations from the Investment Funds. As of January 1, 2008, New Icahn Management distributed its net assets to Icahn Capital. Icahn Capital is the general partner of Onshore GP and Offshore GP.

For fiscal 2008, the Target Special Profits Interest Amount was $70 million, net of a hypothetical loss from the Investment Funds and forfeited amounts based on redemptions in full. No accrual for special profits interest allocation was made for the twelve months ended December 31, 2008 due to losses in the Investment Funds. The Target Special Profits Interest Amount will be carried forward and will be accrued to the extent that there are sufficient net profits in the Investment Funds during the investment period to cover such amounts.

b. Automotive

Icahn Enterprises conducts its Automotive segment through its majority ownership in Federal-Mogul. Federal-Mogul is a leading global supplier of a broad range of parts, accessories, modules and systems to the automotive, small engine, heavy-duty, marine, railroad, agricultural, off-road, aerospace and industrial markets, including customers in both the OEM market and the aftermarket. Federal-Mogul is organized into five product groups: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, Automotive Products and Global Aftermarket.

Restructuring Expenses

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Federal-Mogul’s restructuring activities are undertaken as necessary to execute its strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize Federal-Mogul’s businesses and to relocate manufacturing operations to lower cost markets. These activities generally fall into one of the following categories:

•
Closure of Facilities and Relocation of Production  — in connection with Federal-Mogul’s strategy, certain operations have been closed and related production relocated to best cost countries or to other locations with available capacity.

•
Consolidation of Administrative Functions and Standardization of Manufacturing Processes  — as part of its productivity strategy, Federal-Mogul has acted to consolidate its administrative functions and change its manufacturing processes to reduce selling, general and administrative costs and improve operating efficiencies through standardization of processes.

An unprecedented downturn in the global automotive industry and global financial markets led Federal-Mogul to announce, in September 2008 and December 2008, certain restructuring actions, herein referred to as “Restructuring 2009,” designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. This plan, when combined with other workforce adjustments, is expected to reduce Federal-Mogul’s global workforce by approximately 8,600 positions. Federal-Mogul continues to solidify certain components of this plan, and will announce those components as plans are finalized. The Automotive operations has recorded $132 million in restructuring charges associated with Restructuring 2009 and other restructuring programs, and expects to incur additional restructuring charges up to $37 million through fiscal 2010. As the majority of the costs expected to be incurred in relation to Restructuring 2009 are related to severance, such activities are expected to yield future annual savings at least equal to the incurred costs.

Federal-Mogul expects to finance its restructuring programs over the next several years through cash generated from its ongoing operations or through cash available under the Exit Facilities, subject to the terms of applicable covenants. Federal-Mogul does not expect that the execution of these programs will have an adverse impact on its liquidity position.

As of December 31, 2008, the accrued liability balance was $113 million, which is included in accounts payable, accrued expenses and other liabilities in our consolidated balance sheet.

Total cumulative restructuring charges for the Automotive segment as of December 31, 2008 were $132 million. We report cumulative restructuring charges for Federal-Mogul effective March 1, 2008, the date on which Federal-Mogul became under common control with us.

Adjustments of Assets to Estimated Fair Value

The Automotive segment recorded total impairment charges of $434 million for the period March 1, 2008 through December 31, 2008 as follows:

Amount
Long-lived tangible assets	$19
Goodwill	222
Other indefinite-lived intangible assets	130
Investments in unconsolidated subsidiaries	63
$434

Federal-Mogul’s impairment of goodwill and other indefinite-lived intangible assets are discussed further in Note 9, “Goodwill and Intangible Assets.”

c. Metals

Icahn Enterprises conducts its Metals segment through its indirect wholly owned subsidiary, PSC Metals, Inc. (“PSC Metals”). PSC Metals collects industrial and obsolete scrap metal, processes it into reusable forms and supplies the recycled metals to its customers including electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metals brokers. PSC Metals’ ferrous products include shredded, sheared and bundled scrap metal and other purchased scrap metal such as turnings (steel machining fragments), cast furnace iron and broken furnace iron. PSC Metals also processes non-ferrous metals including aluminum, copper, brass, stainless steel and nickel-bearing metals. Non-ferrous products are a significant raw material in the production of aluminum and copper alloys used in manufacturing. PSC Metals also operates a secondary products business that includes the supply of secondary plate and structural grade pipe that is sold into niche markets for counterweights, piling and foundations, construction materials and infrastructure end-markets.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

d. Real Estate

The Real Estate operations consist of rental real estate, property development and associated resort activities.

As of December 31, 2008 the Real Estate operations owned 31 rental real estate properties, respectively. In August 2008, the Real Estate segment acquired two net leased properties for $465 million pursuant to an Internal Revenue Code (the “Code”) Section 1031 exchange. The acquisition of these two net leased properties was funded from a portion of the gross proceeds received from the sale of Icahn Enterprises’ Gaming segment. Property development operations are run primarily through Bayswater, a real estate investment, management and development subsidiary that focuses primarily on the construction and sale of single-family and multi-family homes, lots in subdivisions and planned communities and raw land for residential development. The New Seabury development property in Cape Cod, Massachusetts and the Grand Harbor and Oak Harbor development property in Vero Beach, Florida each include land for future residential development of approximately 335 and 870 units of residential housing, respectively. Both developments operate golf and resort operations as well. Icahn Enterprises also completed a residential community in Westchester County, New York during the third quarter of fiscal 2008.

The following is a summary of the anticipated future receipts of the minimum lease payments receivable under the financing and operating method at December 31, 2008 (in millions of dollars):

Year	Amount
2009	$51
2010	50
2011	50
2012	50
2013	50
Thereafter	312
$563

As of December 31, 2008, $94 million of the net investment in financing leases and net real estate leased to others, which is included in other assets, was pledged to collateralize the payment of nonrecourse mortgages payable.

e. Home Fashion

The Home Fashion operations are conducted through Icahn Enterprises’ 67.7% majority ownership in WestPoint International, Inc. (“WPI”), a manufacturer and distributor of home fashion consumer products. WPI is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products, including, among others, sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. WPI recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPI receives a small portion of its revenues through the licensing of its trademarks.

Restructuring and Impairment Expenses

To improve WPI’s competitive position, WPI management intends to continue to reduce its cost of goods sold by restructuring its operations in the plants located in the United States, increasing production within its non-U.S. facilities and joint venture operation and sourcing goods from lower cost overseas facilities. In the second quarter of fiscal 2008, WPI entered into an agreement with a third party to manage the majority of its U.S. warehousing and distribution operations, which WPI is consolidating into its Wagram, NC facility. As of December 31, 2008, $165 million of WPI’s assets are located outside of the United States, primarily in Bahrain.

As of December 31, 2008, the accrued liability balance was $1 million, which is included in accounts payable, accrued expenses and other liabilities in our consolidated balance sheet. Total cumulative restructuring charges from August 8, 2005 (acquisition date) through December 31, 2008 were $58 million.

WPI incurred non-cash impairment charges that were primarily related to plants that have closed of $12 million for fiscal 2008. In recording the impairment charges related to its plants, WPI compared estimated net realizable values of property, plant and equipment to their current carrying values. In recording impairment charges related to its trademarks, WPI compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow valuation methodology commonly referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates.

WPI anticipates that restructuring charges will continue to be incurred throughout fiscal 2009. WPI anticipates incurring restructuring costs and impairment charges in fiscal 2009 relating to the current restructuring plan between $12 million and $17 million primarily related to the continuing costs of its closed facilities, transition expenses and impairment charges. Restructuring costs could be affected by, among other things, WPI’s decision to accelerate or delay its restructuring efforts. As a result, actual costs incurred could vary materially from these anticipated amounts.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

5. Related Party Transactions

The Company has an unsecured demand note receivable from Carl C. Icahn that was contributed by Mr. Icahn to the company in the amount of $10 million. Interest on the note accrues at a rate of 3.75% per annum and is payable on the last day of April and October of each year.

From time to time, we have entered into several transactions with entities affiliated with Carl C. Icahn. The transactions include purchases by us of business and business interests, including debt, of the affiliated entities. Additionally, other transactions have occurred as described below.

All related party transactions are reviewed and approved by our Audit Committee. Our Audit Committee obtains independent legal counsel on all related party transactions and independent financial advice when appropriate.

In accordance with U.S. GAAP, assets transferred between common control entities are accounted for at historical cost similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a consolidated basis.

a. Investment Management

At December 31, 2008, the balance of the deferred management fees payable (included in accounts payable, accrued expenses and other liabilities) by the Offshore Funds to Icahn Management was $93 million.

Effective January 1, 2008, Icahn Capital and the Holding Company paid for salaries and benefits of certain employees who may also perform various functions on behalf of certain other entities beneficially owned by Carl C. Icahn (collectively, “Icahn Affiliates”), including accounting, administrative, investment, legal and tax services. Prior to January 1, 2008, Icahn & Co. LLC paid for such services. Under a separate expense-sharing agreement, Icahn Capital and the Holding Company have charged Icahn Affiliates $6 million for such services in fiscal 2008. Management believes that all allocated amounts are reasonable based upon the nature of the services provided.

In addition, effective January 1, 2008, certain expenses borne by Icahn Capital have been reimbursed by Icahn Affiliates, as appropriate, when such expenses were incurred. The expenses included investment-specific expenses for investments acquired by both the Private Funds and Icahn Affiliates that were allocated based on the amounts invested by each party, as well as investment management-related expenses that were allocated based on estimated usage agreed upon by Icahn Capital and Icahn Affiliates.

Carl C. Icahn, along with his affiliates (other than the amounts invested by Icahn Enterprises and its affiliates), make investments in the Private Funds. These investments are not subject to special profits interest allocations effective January 1, 2008 (and, prior to January 1, 2008, management fees) or incentive allocations. As of December 31, 2008, the total fair value of these investments was approximately $1.1 billion.

b. Automotive

On July 3, 2008, Icahn Enterprises entered into a Stock Purchase Agreement with Thornwood and Thornwood’s general partner, Barberry, pursuant to which it acquired a majority interest in Federal-Mogul. For further information on this transaction, see Note 3, “Acquisition.”

6. Investments and Related Matters

a. Investment Management

Securities owned, and securities sold, not yet purchased consist of equities, bonds, bank debt and other corporate obligations, and derivatives, all of which are reported at fair value in our consolidated balance sheet. The following table summarizes the Private Funds’ securities owned, securities sold, not yet purchased and unrealized gains and losses on derivatives (in millions of dollars):

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

	December 31, 2008
	Amortized Cost	Carrying Value
Securities Owned, at fair value:
Common stock	$5,112	$2,826
Convertible preferred stock	30	9
Call options	41	41
Corporate debt	1,830	1,385
Total Securities Owned, at fair value	$7,013	$4,261
Securities Sold, Not Yet Purchased, at fair value:
Common stock	$2,821	$2,273
Total Securities Sold, Not Yet Purchased, at fair value	$2,821	$2,273
Unrealized Gains on Derivative Contracts, at fair value (1) :	$74	$79
Unrealized Losses on Derivative Contracts, at fair value (2) :	$95	$440

(1)	Amounts are included in other assets in our consolidated balance sheet

(2)	Amounts are included in accounts payable, accrued expenses and other liabilities in our consolidated balance sheet

Upon the adoption of Statement of Position No. 07-1, Clarification of the Scope of the Audit and Accounting Guide — Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investment Companies (“SOP 07-1”), the General Partners lost their ability to retain specialized accounting pursuant to the AICPA Audit and Accounting Guide — Investment Companies. For those investments that (i) were deemed to be available-for-sale securities, (ii) fall outside the scope of SFAS No. 115 or (iii) the Private Funds would otherwise account for under the equity method, the Private Funds apply the fair value option pursuant to SFAS No. 159. The application of the fair value option pursuant to SFAS No. 159 is irrevocable.

The following table summarizes those investments for which the Private Funds would otherwise apply the equity method of accounting under APB 18, and are presented before non-controlling interests. The Private Funds applied the fair value option pursuant to SFAS No. 159 to such investments through December 31, 2008 (in millions of dollars):

	Private Funds Stock Ownership Percentage	Fair Value December 31, 2008
Investment
Adventrx Pharmaceuticals Inc.	3.83%	$0.3
Blockbuster Inc.	7.70%	16.2
		$16.5

The Private Funds assess the applicability of APB 18 to their investments based on a combination of qualitative and quantitative factors, including overall stock ownership of the Private Funds combined with those of affiliates of Icahn Enterprises.

We believe that these investments as noted in the above table are not material, individually or in the aggregate, to our consolidated balance sheet. These companies are registered SEC reporting companies and their consolidated financial statements are available at www.sec.gov.

Investments in Variable Interest Entities

The General Partners consolidate certain variable interest entities (“VIEs”) when they are determined to be their primary beneficiary, either directly or indirectly through other consolidated subsidiaries. The assets of the consolidated VIEs are primarily classified within cash and cash equivalents and securities owned, at fair value in the consolidated balance sheet. The liabilities of the consolidated VIEs are primarily classified within securities sold, not yet purchased, at fair value, and accounts payable, accrued expenses and other liabilities in the consolidated balance sheet and are non-recourse to the General Partners’ general credit. Any creditors of VIEs do not have recourse against the general credit of the General Partners solely as a result of our including these VIEs in our consolidated balance sheet.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

The consolidated VIEs consist of the Offshore Fund and each of the Offshore Master Funds. The General Partners sponsored the formation of and manage each of these VIEs and, in some cases, have an investment therein.

The following table presents information regarding interests in VIEs for which the General Partners hold a variable interest as of December 31, 2008 (in millions of dollars):

	General Partners Are the Primary Beneficiary				General Partners Are Not the Primary Beneficiary
	Net Assets	General Partners' Interests		Pledged Collateral (1)	Net Assets	General Partners' Interests
Offshore Fund and Offshore Master Funds	$2,241	$5	(2)	$919	$515	$0.1	(2)

(1)	Includes collateral pledged in connection with securities sold, not yet purchased, derivative contracts and collateral held for securities loaned.

(2)	Amount represents General Partners' maximum exposure to loss.

b. Automotive, Metals, Home Fashion and Holding Company

Investments included within other assets on the consolidated balance sheet for Automotive, Metals, Home Fashion and Holding Company consist of the following (in millions of dollars):

	December 31, 2008
	Amortized Cost	Carrying Value
Available for Sale
Marketable equity and debt securities	$26	$19
Total available for sale	26	19
Equity method investments and other	235	235
Total investments	$261	$254

c. Automotive

Investments in Non-Consolidated Affiliates

Federal-Mogul maintains investments in 14 non-consolidated affiliates, which are located in China, Germany, Italy, Japan, Korea, Turkey, the United Kingdom and the United States. Federal-Mogul’s direct ownership in such affiliates ranges from approximately 1% to 50%. The aggregate investment in these affiliates approximates $221 million at December 31, 2008 and is included in our consolidated balance sheet as a component of other assets. Upon Icahn Enterprises’ purchase of the controlling interest in Federal-Mogul, Federal-Mogul’s investments in non-consolidated affiliates were adjusted to estimated fair value. These estimated fair values were determined based upon internal and external valuations considering various relevant market rates and transactions, and discounted cash flow valuation methods, among other factors, as further described in Note 3, “Acquisition.”

7. Fair Value Measurements

We adopted SFAS No. 157 as of January 1, 2007, which, among other things, requires enhanced disclosures about investments that are measured and reported at fair value. SFAS No. 157 establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1  — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level 1 include listed equities and listed derivatives. As required by SFAS No. 157, we do not adjust the quoted price for these investments, even in situations where we hold a large position.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Level 2  — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives.

Level 3  — Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The following table summarizes the valuation of our investments by the above SFAS No. 157 fair value hierarchy levels as of December 31, 2008 (in millions of dollars).

Investment Management

	Level 1	Level 2	Level 3	Total
Assets
Securities owned	$2,842	$1,363	$56	$4,261
Unrealized gains on derivative contracts (1)	—	79	—	79
	$2,842	$1,442	$56	$4,340
Liabilities
Securities sold, not yet purchased	$2,273	$—	$—	$2,273
Unrealized losses on derivative contracts (2)	1	439	—	440
	$2,274	$439	$—	$2,713

The changes in investments measured at fair value for which the Investment Management operations has used Level 3 input to determine fair value are as follows:

Balance at December 31, 2007	$—
Realized and unrealized losses, net	(67)
Purchases, net	123
Balance at December 31, 2008	$56

Automotive, Holding Company and Other

	Level 1	Level 2	Total
Assets (1)
Available for sale investments:
Marketable equity and debt securities	$19	$—	$19
			—
Unrealized gains on derivative contracts	—	1	1
	$19	$1	$20
Liabilities (2)
Derivative financial instruments	$—	$99	$99
Unrealized losses on derivative contracts	—	10	10
	$—	$109	$109

(1)	Amounts are classified within other assets in our consolidated balance sheet.

(2)	Amounts are classified within accounts payable, accrued expenses and other liabilities in our consolidated balance sheet.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

8. Financial Instruments

a. Investment Management and Holding Company

The Private Funds currently maintain cash deposits and cash equivalents with major financial institutions. Certain account balances may not be covered by the Federal Deposit Insurance Corporation, while other accounts, may exceed federally insured limits. The Onshore Fund and the Offshore Master Funds have prime broker arrangements in place with multiple prime brokers as well as a custodian bank. These financial institutions are members of major securities exchanges. The Onshore Fund and Offshore Master Funds also have relationships with several financial institutions with whom they trade derivative and other financial instruments.

In the normal course of business, the Private Funds trade various financial instruments and enter into certain investment activities, which may give rise to off-balance-sheet risk. Currently, the Private Funds’ investments include futures, options, credit default swaps and securities sold, not yet purchased. These financial instruments represent future commitments to purchase or sell other financial instruments or to exchange an amount of cash based on the change in an underlying instrument at specific terms at specified future dates. Risks arise with these financial instruments from potential counterparty non-performance and from changes in the market values of underlying instruments.

Securities sold, not yet purchased represent obligations of the Private Funds to deliver the specified security, thereby creating a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in the consolidated balance sheet. The Private Funds’ investments in securities and amounts due from broker are partially restricted until the Private Funds satisfy the obligation to deliver the securities sold, not yet purchased.

The Private Funds and the Holding Company have entered into various types of swap contracts with other counterparties. These agreements provide that they are entitled to receive or are obligated to pay in cash an amount equal to the increase or decrease, respectively, in the value of the underlying shares, debt and other instruments that are the subject of the contracts, during the period from inception of the applicable agreement to its expiration. In addition, pursuant to the terms of such agreements, they are entitled to receive other payments, including interest, dividends and other distributions made in respect of the underlying shares, debt and other instruments during the specified time frame. They are also required to pay to the counterparty a floating interest rate equal to the product of the notional amount multiplied by an agreed-upon rate, and they receive interest on any cash collateral that they post to the counterparty at the federal funds or LIBOR rate in effect for such period.

The Private Funds trade futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of a standardized amount of a deliverable grade commodity, security, currency or cash at a specified price and specified future date unless the contract is closed before the delivery date. Payments (or variation margin) are made or received by the Private Funds each day, depending on the daily fluctuations in the value of the contract, and the whole value change is recorded as an unrealized gain or loss by the Private Funds. When the contract is closed, the Private Funds record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

The Private Funds utilize forward contracts to seek to protect their assets denominated in foreign currencies from losses due to fluctuations in foreign exchange rates. The Private Funds’ exposure to credit risk associated with non-performance of forward foreign currency contracts is limited to the unrealized gains or losses inherent in such contracts, which are recognized in unrealized gains or losses on derivative, futures and foreign currency contracts, at fair value in the consolidated balance sheet.

From time to time, the Private Funds also purchase and write option contracts. As a writer of option contracts, the Private Funds receive a premium at the outset and then bear the market risk of unfavorable changes in the price of the underlying financial instrument. As a result of writing option contracts, the Private Funds are obligated to purchase or sell, at the holder’s option, the underlying financial instrument. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in the consolidated balance sheet. The Private Funds did not have any written put options at December 31, 2008. FIN 45 requires the disclosure of information about obligations under certain guarantee arrangements. FIN 45 defines guarantees as contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

The Private Funds have entered into certain derivative contracts, in the form of credit default swaps, that meet the accounting definition of a guarantee under FIN 45, whereby the occurrence of a credit event with respect to the issuer of the underlying financial instrument may obligate the Private Funds to make a payment to the swap counterparties. As of December 31, 2008, the Private Funds have entered into such credit default swaps with a maximum notional amount of approximately $604 million with terms ranging from one to five years. We estimate that our potential exposure related to these credit default swaps approximates 16.4% of such notional amounts.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

The following table presents the notional amount, fair value, underlying referenced credit obligation type and credit ratings for derivative contracts in which the Private Funds is assuming risk as of December 31, 2008:

Credit Derivative Type by Derivative Risk Exposure	Notional Amount	Fair Value	Underlying Reference Obligation
	(In Millions of Dollars)
Single name credit default swaps:
Investment grade risk exposure	$408	$7	Corporate Credit
Below investment grade risk exposure	196	(106)	Corporate Credit
	$604	$(99)

b. Automotive

Federal-Mogul manufactures and sells its products in North America, South America, Asia, Europe and Africa. As a result, Federal-Mogul’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which Federal-Mogul manufactures and sells its products. Federal-Mogul's operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies.

Federal-Mogul generally tries to use natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, Federal-Mogul considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound, Japanese yen and Canadian dollar. These hedges were highly effective and their impact on earnings was not significant for the period March 1, 2008 through December 31, 2008. Federal-Mogul had notional values of approximately $5 million of foreign currency hedge contracts outstanding at December 31, 2008 that were designated as hedging instruments for accounting purposes. Unrealized net gains of $1 million were recorded in accumulated other comprehensive loss as of December 31, 2008.

As of December 31, 2008, Federal-Mogul was party to a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable-rate term loans under the Exit Facilities. Through these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment. As of December 31, 2008, unrealized net losses of $67 million were recorded in accumulated other comprehensive loss as a result of these hedges. Hedge ineffectiveness, determined using the hypothetical derivative method, was not material for the period March 1, 2008 through December 31, 2008.

These interest rate swaps reduce Federal-Mogul’s overall interest rate risk. However, due to the remaining outstanding borrowings on Federal-Mogul’s Exit Facilities and other borrowing facilities that continue to have variable interest rates, management believes that interest rate risk to Federal-Mogul could be material if there are significant adverse changes in interest rates.

Federal-Mogul’s production processes are dependent upon the supply of certain raw materials that are exposed to price fluctuations on the open market. The primary purpose of Federal-Mogul’s commodity price forward contract activity is to manage the volatility associated with these forecasted purchases. Federal-Mogul monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal raw materials hedged include natural gas, copper, nickel, lead, high-grade aluminum and aluminum alloy. Forward contracts are used to mitigate commodity price risk associated with raw materials, generally related to purchases forecast for up to fifteen months in the future.

Federal-Mogul had 302 commodity price hedge contracts outstanding with a combined notional value of $91 million at December 31, 2008, substantially all of which were designated as hedging instruments for accounting purposes. As such, unrealized net losses of $33 million were recorded to accumulated other comprehensive loss as of December 31, 2008. Hedge ineffectiveness of $2 million, determined using the hypothetical derivative method, and loss in fair value of certain contracts not meeting hedge accounting requirements of $3 million were recorded within revenues for the period March 1, 2008 through December 31, 2008.

For derivatives designated either as fair value or cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness. Hedge ineffectiveness, determined in accordance with SFAS No. 133, did not have a material effect on operations for the period March 1, 2008 through December 31, 2008. No fair value hedges or cash flow hedges were re-designated or discontinued for the period March 1, 2008 through December 31, 2008.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Financial instruments, which potentially subject Federal-Mogul to concentrations of credit risk, consist primarily of accounts receivable and cash investments. Federal-Mogul's customer base includes virtually every significant global light and commercial vehicle manufacturer and a large number of distributors and installers of automotive aftermarket parts. Federal-Mogul's credit evaluation process and the geographical dispersion of sales transactions help to mitigate credit risk concentration. Federal-Mogul requires placement of cash in financial institutions evaluated as highly creditworthy.

9. Goodwill and Intangible Assets

At December 31, 2008, goodwill and other intangible assets consist of the following (in millions of dollars):

		December 31, 2008
Description	Amortization Periods	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Definite lived intangible assets:
Automotive	1 – 22 years	$640	$(76)	$564
Metals	5 – 15 years	11	(2)	9
		$651	$(78)	$573
Goodwill:
Automotive				$1,076
Metals				10
				1,086
Indefinite lived intangible assets:
Automotive				354
Metals				3
Home Fashion				13
				370
				$1,456

Goodwill and intangible assets for the Home Fashion and Metals operations are included in other assets in the accompanying consolidated balance sheet.

Automotive

As of February 29, 2008, Icahn Enterprises adjusted the net carrying amount of intangible assets of Federal-Mogul based upon preliminary valuations as a result of applying purchase accounting pursuant to SFAS No. 141. During fiscal 2008, Federal-Mogul received valuation estimates for intangible assets other than goodwill that were more detailed and comprehensive than those used for its initial application of purchase accounting. Based upon the revised valuations, Federal-Mogul recorded adjustments to the initially recorded fresh-start reporting amounts.

Federal-Mogul has assigned $115 million to technology, including value for patented and unpatented proprietary know-how and expertise as embodied in the processes, specifications and testing of products. The value assigned is based on the relief-from-royalty method which applies a fair royalty rate for the technology group to forecasted revenue. Royalty rates were determined based on discussions with management and a review of royalty data for similar or comparable technologies. The amortization periods between 10 and 14 years are based on the expected useful lives of the products or product families for which the technology relate.

Aftermarket products are sold to a wide range of wholesalers, retailers and installers as replacement parts for vehicles in current production and for older vehicles. For its aftermarket customers, Federal-Mogul generally establishes product line arrangements that encompass all products offered within a particular product line. These are typically open-ended arrangements that are subject to termination by either Federal-Mogul or the customer at any time. The generation of repeat business from any one aftermarket customer depends upon numerous factors, including but not limited to the speed and accuracy of order fulfillment, the availability of a full range of product, brand recognition, and market responsive pricing adjustments. Predictable recurring revenue is generally not heavily based upon prior relationship experience. As such, distinguishing revenue between that attributable to customer relationships as opposed to revenue attributable to recognized customer brands is difficult.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

During 2008, Federal-Mogul completed its analysis of its various Aftermarket revenue streams and bifurcated those streams between revenues associated with brand recognition and revenues associated with customer relationships. Valuations for brand names and customer relationships were then determined based upon the estimated revenue streams. As a result of the valuations, Federal-Mogul recorded $484 million for its trademarks and brand names. As part of fresh-start reporting, value was assigned to trademarks or brand names based on its earnings potential or relief from costs associated with licensing the trademarks or brand names. As Federal-Mogul expects to continue using each trademark or brand name indefinitely with respect to the related product lines, the trademarks or brand names have been assigned indefinite lives and will be tested annually for impairment.

Federal-Mogul has assigned $519 million to its customer relationships, of which $62 million relates to original equipment (“OE”) customer relationships and $457 million relates to aftermarket customer relationships. The values assigned to customer relationships are based on the propensity of these customers to continue to generate predictable future recurring revenue and income. The value was based on the present value of the future earnings attributable to the intangible assets after recognition of required returns to other contributory assets. The amortization periods of between 1 and 16 years are based on the expected cash flows and historical attrition rates, as determined within each of the separate product groups.

Given the complexity of the calculation and significance of fourth quarter economic activity, Federal-Mogul has not yet completed its annual impairment assessment. Based upon the draft valuations and preliminary assessment, the Automotive operations recorded estimated impairment charges of $222 million and $130 million for goodwill and other indefinite-lived intangible assets, respectively, for the period March 1, 2008 through December 31, 2008. To the extent that the finalization of Federal-Mogul’s assessment of goodwill and other indefinite-lived intangible assets requires adjustment to the preliminary impairment charge, such adjustment would be recorded in the first quarter of fiscal 2009. These charges were required to adjust the carrying value of goodwill and other indefinite-lived intangible assets to estimated fair value. The estimated fair values were determined based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved. Although the annual assessment was conducted as of October 1, 2008, Federal-Mogul incorporated general economic and company specific factors subsequent to this date into its assessment, including updated discount rates, costs of capital, market capitalization of Federal-Mogul, and financial projections, all in order to give appropriate consideration to the unprecedented economic downturn in the automotive industry that continued throughout the fourth quarter of 2008.

The 2008 impairment charge is primarily attributable to significant decreases in forecasted future cash flows as Federal-Mogul adjusts to known and anticipated changes in industry production volumes.

10. Property, Plant and Equipment, Net

Property, plant and equipment consists of the following (in millions of dollars):

December 31, 2008
Land	$307
Buildings and improvements	492
Machinery, equipment and furniture	1,605
Assets leased to others	590
Construction in progress	275
3,269
Less accumulated depreciation and amortization	(391)
Property, plant and equipment, net	$2,878

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

11. Debt

Debt consists of the following (in millions of dollars):

December 31, 2008
Senior unsecured variable rate convertible notes due 2013 – Icahn Enterprises	$556
Senior unsecured 7.125% notes due 2013 – Icahn Enterprises	961
Senior unsecured 8.125% notes due 2012 – Icahn Enterprises	352
Exit facilities – Federal-Mogul	2,474
Mortgages payable	123
Other	105
$4,571

Senior Unsecured Variable Rate Convertible Notes Due 2013 — Icahn Enterprises

In April 2007, Icahn Enterprises issued an aggregate of $600.0 million of variable rate senior convertible notes due 2013 (the “variable rate notes”). The variable rate notes were sold in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and issued pursuant to an indenture dated as of April 5, 2007, by and among Icahn Enterprises, as issuer, Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance”), as co-issuer, and Wilmington Trust Company, as trustee. Icahn Enterprises Finance, a wholly owned subsidiary of Icahn Enterprises, was formed solely for the purpose of serving as a co-issuer of Icahn Enterprises’ debt securities in order to facilitate offerings of the debt securities. Other than Icahn Enterprises Holdings, no other subsidiaries of Icahn Enterprises guarantee payment on the variable rate notes. The variable rate notes bear interest at a rate of three-month LIBOR minus 125 basis points, but the all-in-rate can be no less than 4.0% nor more than 5.5%, and are convertible into Icahn Enterprises’ depositary units at a conversion price of $132.595 per depositary unit per $1,000 principal amount, subject to adjustments in certain circumstances. Pursuant to the indenture governing the variable rate notes, on October 5, 2008, the conversion price was adjusted downward to $105.00 per depositary unit per $1,000 principal amount. As of December 31, 2008, the interest rate was 4.0%. The interest on the variable rate notes is payable quarterly on each January 15, April 15, July 15 and October 15. The variable rate notes mature on August 15, 2013, assuming they have not been converted to depositary units of Icahn Enterprises before their maturity date.

In the event that Icahn Enterprises declares a cash distribution in any calendar quarter with respect to its depositary units in an amount in excess of $0.10 per depositary unit (as adjusted for splits, reverse splits and/or stock dividends), the indenture governing the variable rate notes requires that Icahn Enterprises simultaneously make such distribution to holders of the variable rate notes in accordance with a formula set forth in the indenture. During fiscal 2008, Icahn Enterprises paid cash distributions aggregating $3 million to holders of its variable rate notes in respect to its distributions payment to its depositary unitholders. Such amounts have been classified as interest expense.

Senior Unsecured Notes — Icahn Enterprises

Senior Unsecured 7.125% Notes Due 2013

On February 7, 2005, Icahn Enterprises issued $480 million aggregate principal amount of 7.125% senior unsecured notes due 2013 (the “7.125% notes”), priced at 100% of principal amount. The 7.125% notes were issued pursuant to an indenture dated February 7, 2005 among Icahn Enterprises, as issuer, Icahn Enterprises Finance, as co-issuer, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (referred to herein as the “2005 Indenture”). Other than Icahn Enterprises Holdings, no other subsidiaries guarantee payment on the notes.

On January 16, 2007, Icahn Enterprises issued an additional $500 million aggregate principal amount of 7.125% notes (the “additional 7.125% notes” and, together with the 7.125% notes, the “notes”), priced at 98.4% of par, or at a discount of 1.6%, pursuant to the 2005 Indenture. The notes have a fixed annual interest rate of 7.125%, which is paid every six months on February 15 and August 15, and will mature on February 15, 2013.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

As described below, the 2005 Indenture restricts the ability of Icahn Enterprises and Icahn Enterprises Holdings, subject to certain exceptions, to, among other things: incur additional debt; pay dividends or make distributions; repurchase units; create liens; and enter into transactions with affiliates.

Senior Unsecured 8.125% Notes Due 2012

On May 12, 2004, Icahn Enterprises and Icahn Enterprises Finance co-issued senior unsecured 8.125% notes due 2012 (“8.125% notes”) in the aggregate principal amount of $353 million. The 8.125% notes were issued pursuant to an indenture, dated as of May 12, 2004, among Icahn Enterprises, Icahn Enterprises Finance, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee. The 8.125% notes were priced at 99.266% of principal amount and have a fixed annual interest rate of 8.125%, which is paid every six months on June 1 and December 1. The 8.125% notes will mature on June 1, 2012. Other than Icahn Enterprises Holdings, no other subsidiaries guarantee payment on the notes.

As described below, the indenture governing the 8.125% notes restricts the ability of Icahn Enterprises and Icahn Enterprises Holdings, subject to certain exceptions, to, among other, things: incur additional debt; pay dividends or make distributions; repurchase units; create liens and enter into transactions with affiliates.

Senior Unsecured Notes Restrictions and Covenants

The 2005 Indenture governing the senior unsecured 7.125% notes and the indenture governing the senior unsecured 8.125% notes restrict the payment of cash distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the senior unsecured notes. The indentures also restrict the incurrence of debt or the issuance of disqualified stock, as defined in the indentures, with certain exceptions. In addition, the indentures governing Icahn Enterprises’ senior unsecured notes require that on each quarterly determination date that Icahn Enterprises and the guarantor of the notes (currently only Icahn Enterprises Holdings) maintain certain minimum financial ratios, as defined in the applicable indenture. The indentures also restrict the creation of liens, mergers, consolidations and sales of substantially all of Icahn Enterprises’ assets, and transactions with its affiliates.

As of December 31, 2008, Icahn Enterprises is in compliance with all covenants, including maintaining certain minimum financial ratios, as defined in the applicable indentures. Additionally, as of December 31, 2008, based on certain minimum financial ratios, Icahn Enterprises and Icahn Enterprises Holdings could not incur additional indebtedness. However, Icahn Enterprises’ subsidiaries, other than Icahn Enterprises Holdings, are not subject to any of the covenants contained in the indentures with respect to its senior notes, including the covenant restricting debt incurrence.

Senior Secured Revolving Credit Facility — Icahn Enterprises

On August 21, 2006, Icahn Enterprises and Icahn Enterprises Finance as the borrowers, and certain of Icahn Enterprises’ subsidiaries, as guarantors, entered into a credit agreement with Bear Stearns Corporate Lending Inc., as administrative agent, and certain other lender parties. Under the credit agreement, Icahn Enterprises is permitted to borrow up to $150 million, including a $50 million sub-limit that may be used for letters of credit. Borrowings under the agreement, which are based on Icahn Enterprises’ credit rating, bear interest at LIBOR plus 1.0% to 2.0%. Icahn Enterprises pays an unused line fee of 0.25% to 0.5%. As of December 31, 2008, there were no borrowings under the facility.

Obligations under the credit agreement are guaranteed and secured by liens on substantially all of the assets of certain of Icahn Enterprises’ indirect wholly owned holding company subsidiaries. The credit agreement has a term of four years and all amounts are due and payable on August 21, 2010. The credit agreement includes covenants that, among other things, restrict the creation of liens and certain dispositions of property by holding company subsidiaries that are guarantors. Obligations under the credit agreement are immediately due and payable upon the occurrence of certain events of default.

Exit Facilities — Federal-Mogul

On the Effective Date, Federal-Mogul entered into a Term Loan and Revolving Credit Agreement (the “Exit Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Exit Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan. Federal-Mogul borrowed $878 million under the term loan facility on the Effective Date and the remaining $2,082 million of term loans, which were available for up to 60 days after the Effective Date, have been fully drawn.

The obligations under the revolving credit facility mature December 27, 2013 and bear interest for the six months at LIBOR plus 1.75% or at the alternate base rate (“ABR,” defined as the greater of Citibank, N.A.’s announced prime rate or 0.50% over the Federal Funds Rate) plus 0.75%, and thereafter will be adjusted in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans mature December 27, 2014 and the tranche C term loans mature December 27, 2015. In addition, the tranche C term loans are subject to a pre-payment premium should Federal-Mogul choose to prepay the loans prior to December 27, 2011. All Exit Facilities term loans bear interest at LIBOR plus 1.9375% or at ABR plus 0.9375% at Federal-Mogul’s election.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

As of December 31, 2008, Federal-Mogul was party to a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable rate term loans under the Exit Facilities. Through these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the notional value of $1,190 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment.

The obligations of Federal-Mogul under the Exit Facilities are guaranteed by substantially all of its domestic subsidiaries and certain foreign subsidiaries of Federal-Mogul, and are secured by substantially all personal property and certain real property of Federal-Mogul and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority.

Under the Exit Facilities, Federal-Mogul had $57 million of letters of credit outstanding at December 31, 2008, of which $47 million pertain to the revolving credit facility and $10 million pertain to the term loan credit facility. To the extent letters of credit associated with the Exit Facilities are issued, there is a corresponding decrease in borrowings available under this facility.

The weighted average interest for short-term debt was approximately 8.7% as of December 31, 2008.

The Exit Facilities contain certain affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on (i) investments; (ii) certain acquisitions, mergers or consolidations; (iii) sale and leaseback transactions; (iv) certain transactions with affiliates; and (v) dividends and other payments in respect of capital stock. As of December 31, 2008, Federal-Mogul was in compliance with all debt covenants under the Exit Facilities.

Mortgages Payable

Mortgages payable, all of which are non-recourse to us, bear interest at rates between 4.97% and 7.99% and have maturities between July 1, 2009 and October 1, 2018.

In September 2008, we repaid a $20 million mortgage on a net leased property, which we refinanced in October 2008 for $44 million.

Secured Revolving Credit Agreement — WestPoint Home, Inc.

On June 16, 2006, WestPoint Home, Inc. an indirect wholly owned subsidiary of WPI, entered into a $250 million loan and security agreement with Bank of America, N.A., as administrative agent and lender. On September 18, 2006, The CIT Group/Commercial Services, Inc., General Electric Capital Corporation and Wells Fargo Foothill, LLC were added as lenders under this credit agreement. Under the five-year agreement, borrowings are subject to a monthly borrowing base calculation and include a $75 million sub-limit that may be used for letters of credit. Borrowings under the agreement bear interest, at the election of WestPoint Home, either at the prime rate adjusted by an applicable margin ranging from minus 0.25% to plus 0.50% or LIBOR adjusted by an applicable margin ranging from plus 1.25% to 2.00%. WestPoint Home pays an unused line fee of 0.25% to 0.275%. Obligations under the agreement are secured by WestPoint Home’s receivables, inventory and certain machinery and equipment.

The agreement contains covenants including, among others, restrictions on the incurrence of indebtedness, investments, redemption payments, distributions, acquisition of stock, securities or assets of any other entity and capital expenditures. However, WestPoint Home is not precluded from effecting any of these transactions if excess availability, after giving effect to such transaction, meets a minimum threshold.

As of December 31, 2008, there were no borrowings under the agreement, but there were outstanding letters of credit of $12 million. Based upon the eligibility and reserve calculations within the agreement, WestPoint Home had unused borrowing availability of $45 million at December 31, 2008.

Debt Extinguishment

During the fourth quarter of fiscal 2008, Icahn Enterprises purchased outstanding debt of entities included in our consolidated balance sheet in the principal amount of $352 million and recognized an aggregate gain of $146 million representing the difference between the fair value of the consideration issued in the settlement transaction.

Maturities

The following is a summary of the maturities of Icahn Enterprises’ debt obligations (in millions of dollars):

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Year	Amount
2009	$102
2010	37
2011	62
2012	940
2013	1,015
Thereafter	2,562
$4,718

12. Pensions, Other Postemployment Benefits and Employee Benefit Plans
Automotive

Pensions and Other Postemployment Benefits

Federal-Mogul sponsors several defined benefit pension plans (“Pension Benefits”) and health care and life insurance benefits (“Other Benefits”) for certain employees and retirees around the world. The measurement date for all defined benefit plans is December 31. The year end status of the plans is as follows:

	Pension Benefits
	United States Plans 2008	International Plans 2008	Other Benefits 2008
	(Millions of Dollars)
Change in benefit obligation:
Benefit obligation, beginning of year	$1,006	$348	$523
Service cost	24	7	2
Interest cost	62	19	30
Employee contributions	—	—	2
Benefits paid	(75)	(23)	(51)
Medicare subsidies received	—	—	4
Curtailment	—	(1)	—
Plan amendments	1	—	(8)
Actuarial losses (gains) and changes in actuarial assumptions	(32)	1	(3)
Currency translation	—	(17)	(5)
Benefit obligation, end of year	$986	$334	$494
Change in plan assets:
Fair value of plan assets, beginning of year	$907	$42	$—
Actual return on plan assets	(295)	1	—
Company contributions	4	23	45
Benefits paid	(75)	(23)	(51)
Medicare subsidies received	—	—	4
Employee contributions	—	—	2
Currency translation	—	(3)	—
Fair value of plan assets at end of year	$541	$40	$—
Funded status of the plan	$(445)	$(294)	$(494)
Amounts recognized in the consolidated balance sheet:
Net amount recognized	$(445)	$(294)	$(494)
Amounts recognized in other comprehensive loss (income), net of tax impacts:
Net actuarial loss (gain)	$350	$2	$(2)
Prior service cost (credit)	(1)	—	(8)
Total	$349	$2	$(10)

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Weighted-average assumptions used to determine the benefit obligation as of December 31:

	Pension Benefits
	United States Plans 2008	International Plans 2008	Other Benefits 2008
Discount rate	6.45%	5.25 – 8.25%	6.40%
Expected return on plan assets	8.50%	4.00 – 0.00%	—
Rate of compensation increase	3.50%	2.50 – 5.00%	—

Federal-Mogul evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans based upon the yield of high quality, fixed-income debt instruments, the maturities of which correspond to expected benefit payment dates.

Federal-Mogul’s expected return on assets is established annually through analysis of anticipated future long-term investment performance for the plan based upon the asset allocation strategy. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.

Information for defined benefit plans with projected benefit obligations in excess of plan assets as of December 31, 2008 is as follows (in millions of dollars):

	Pension Benefit
	United States Plans	International Plans	Other Benefits
Projected benefit obligation	$986	$331	$494
Fair value of plan assets	541	35	—

Information for pension plans with accumulated benefit obligations in excess of plan assets as of December 31, 2008 is as follows (in millions of dollars):

	Pension Benefits
	United States Plans	International Plans
Projected benefit obligation	$986	$311
Accumulated benefit obligation	972	297
Fair value of plan assets	541	18

The accumulated benefit obligation for all pension plans is $1,289 million as of December 31, 2008.

Federal-Mogul’s pension plan weighted-average asset allocations at the measurement dates of December 31, 2008, by asset category are as follows:

	United States Plan Assets December 31,		International Plan Assets December 31,
	Actual 2008	Target 2009	Actual 2008	Target 2009
Asset Category
Equity securities	71%	75%	4%	4%
Debt securities	29%	25%	8%	8%
Insurance contracts	—%	—%	88%	88%
	100%	100%	100%	100%

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Federal-Mogul invests in a diversified portfolio of assets consisting of global equity and fixed-income investments. Federal-Mogul expects to contribute approximately $25 million to its pension plans in fiscal 2009.

Projected benefit payments from the plans are estimated as follows (in millions of dollars):

	Pension Benefits
	United States	International	Other Benefits
2009	$75	$21	$44
2010	77	21	45
2011	82	22	45
2012	79	22	44
2013	82	24	43
Years 2014 – 2018	457	127	204

Federal-Mogul also maintains certain defined contribution pension plans for eligible employees. The total expense attributable to Federal-Mogul’s defined contribution savings plan was $21 million for the period March 1, 2008 through December 31, 2008.

13. Income Taxes

The difference between the book basis and the tax basis of Icahn Enterprises’ net assets, not directly subject to income taxes, is as follows (in millions of dollars):

December 31, 2008
Book basis of net assets	$2,398
Book/tax basis difference	(114)
Tax basis of net assets	$2,284

The tax effect of significant differences representing deferred tax assets (liabilities) (the difference between financial statement carrying value and the tax basis of assets and liabilities) is as follows (in millions of dollars):

December 31, 2008
Deferred tax assets:
Property, plant and equipment	$24
Net operating loss	653
Tax credits	52
Postemployment benefits, including pensions	413
Reorganization costs	110
Other	91
Total deferred tax assets	1,343
Less: Valuation allowance	(988)
Net deferred tax assets	$355

Deferred tax liabilities
Property, plant and equipment	$(194)
Intangible assets	(336)
Investment in U.S. subsidiaries	(367)
Total deferred tax liabilities	(897)
$(542)

For the year ended December 31, 2008, the valuation allowance on deferred tax assets increased $821 million. The increase is primarily attributable to a $484 million increase from Icahn Enterprises’ acquisition of a controlling interest in Federal-Mogul as of March 1, 2008, plus additional valuation allowances established during fiscal 2008 of $303 million and $34 million, respectively, on the deferred tax assets of Federal-Mogul and WPI.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Automotive

Federal-Mogul did not record taxes on a portion of its undistributed earnings of $652 million at December 31, 2008 since these earnings are considered to be permanently reinvested. If at some future date, these earnings cease to be permanently reinvested, Federal-Mogul may be subject to United States income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

At December 31, 2008, Federal-Mogul had a deferred tax asset of $528 million for tax loss carry forwards and tax credits, including $245 million in the United States with expiration dates from fiscal 2009 through fiscal 2028; $124 million in the United Kingdom with no expiration date; and $158 million in other jurisdictions with various expiration dates. Upon the adoption of fresh start reporting, Federal-Mogul recorded a valuation allowance of $484 million on these and other deferred tax assets. Prior to January 1, 2009, any reduction in the valuation allowance as a result of the recognition of deferred tax assets were adjusted through goodwill. Beginning January 1, 2009, pursuant to SFAS 141(R), any reduction to the valuation allowance will be reflected through the income tax provision, prospectively.

Metals, Home Fashion and Other

PSC Metals’ management considers whether it is more likely than not that all of the deferred tax assets will be realized. Projected future income, tax-planning strategies, and the expected reversal of deferred tax liabilities are considered in making this assessment. Based on the projected future taxable income, the Metals segment has adjusted its valuation allowance with regard to its U.S. deferred tax assets.

At December 31, 2008 WPI had federal and state net operating loss carry forwards totaling $420 million, which expire in the years 2025 through 2028. WPI evaluated all positive and negative evidence associated with its deferred tax assets and concluded that a valuation allowance on all its deferred tax assets should be established.

At December 31, 2008, Atlantic Coast had federal net operating loss carry forwards totaling approximately $19 million, which will begin expiring in the year 2024 and forward. Additionally, Atlantic Coast had federal alternative minimum tax and general business credit carry forwards of approximately $2 million which expire in 2009 through 2026, and New Jersey alternative minimum assessment credit carry forwards of approximately $1 million, which can be carried forward indefinitely.

FIN 48

Icahn Enterprises adopted the provisions FIN 48 on January 1, 2007. As a result of the adoption of FIN 48, Icahn Enterprises recognized approximately $1 million increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of Icahn Enterprises’ partners’ equity. On March 1, 2008, approximately $252 million of unrecognized tax benefits were added pursuant to Icahn Enterprises’ acquisition of a controlling interest in Federal-Mogul, $92 million of which would have affected the annual effective tax rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions of dollars):

December 31, 2008
Balance at January 1,	$3
Addition from the acquisition of controlling interest in Federal-Mogul	252
Additions based on tax positions related to the current year	40
Additions for tax positions of prior years	207
Decrease for tax positions of prior years	(16)
Decrease for statute of limitation expiration	(19)
Impact of currency translation and other	(9)
Balance at December 31,	$458

At December 31, 2008, Icahn Enterprises had unrecognized tax benefits of $458 million. Of this total, $52 million represents the amount of unrecognized tax benefits that, if recognized, would affect the annual effective tax rate for December 31, 2008. The total unrecognized tax benefits differ from the amount which would affect the effective tax rate primarily due to the impact of valuation allowances.

During the next 12 months, Icahn Enterprises does not anticipate any significant changes to the amount of our unrecognized tax benefits. However, due to ongoing tax examinations, additional unrecognized tax benefits and interest and penalties, it is not possible to estimate additional net increases or decreases to our unrecognized tax benefits during the next 12 months.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Icahn Enterprises, or certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction, various state jurisdictions and various non-U.S. jurisdictions. Icahn Enterprises and its subsidiaries are no longer subject to U.S. federal tax examinations for years before 2005 or state and local examinations for years before 2001, with limited exceptions. Icahn Enterprises, or its subsidiaries, are currently under various income tax examinations in several states and foreign jurisdictions, but are no longer subject to income tax examinations in major foreign tax jurisdictions for years prior to 1998.

14. Commitments and Contingencies

Federal-Mogul

Environmental Matters

Federal-Mogul has been designated as a potentially responsible party (“PRP”) by the United States Environmental Protection Agency, other national environmental agencies and various provincial and state agencies with respect to certain sites with which Federal-Mogul may have had a direct or indirect involvement. PRP designation typically requires the funding of site investigations and subsequent remedial activities.

Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the joint and several liability that might be imposed on Federal-Mogul pertaining to these sites, Federal-Mogul’s share of the total waste sent to these sites has generally been small. The other companies that sent wastes to these sites, often numbering in the hundreds or more, generally include large, solvent, publicly owned companies and in most such situations the government agencies and courts have imposed liability in some reasonable relationship to contribution of waste. Thus, Federal-Mogul believes its exposure for liability at these sites is limited.

Federal-Mogul has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments. Federal-Mogul is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, Federal-Mogul has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of available information from site investigations and best professional judgment of consultants.

Federal-Mogul is a party to two lawsuits in Ohio and Michigan relating to indemnification for costs arising from environmental releases from industrial operations of the Predecessor Company prior to 1986. These two lawsuits had been stayed temporarily to allow the parties to engage in settlement negotiations and are both now proceeding to trial. During fiscal 2008, Federal-Mogul reached settlements with certain parties, which resulted in net recoveries of $17 million. Federal-Mogul continues to engage in settlement discussions with the remaining parties, although no assurances can be given regarding the outcome of such discussions.

Total environmental reserves were $26 million at December 31, 2008 and are included in accounts payable, accrued expenses and other liabilities in our consolidated balance sheet.

Federal-Mogul believes that recorded environmental liabilities will be adequate to cover its estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly exceed the amounts recorded by Federal-Mogul, our Automotive segment’s results of operations could be materially affected. At December 31, 2008, Federal-Mogul estimates that reasonably possible material additional losses above and beyond its best estimate of required remediation costs as recorded to be $69 million.

Conditional Asset Retirement Obligations

Federal-Mogul records CARO in accordance FIN 47 when the amount can be reasonably estimated, typically upon decision to close or sell the expectation that an operating site may be closed or sold. Federal-Mogul has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold in connection with Restructuring 2009. In connection with these sites, Federal-Mogul has accrued $27 million as of December 31, 2008 for CARO, primarily related to anticipated costs of removing hazardous building materials, and has considered impairment issues that may result from capitalization of CARO in accordance with SFAS No. 144.

Federal-Mogul has additional CARO, also primarily related to removal costs of hazardous materials in buildings, for which it believes reasonable cost estimates cannot be made at this time because Federal-Mogul does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, Federal-Mogul is currently unable to determine amounts to accrue for CARO at such sites.

For those sites that Federal-Mogul identifies in the future for closure or sale, or for which it otherwise believes it has a reasonable basis to assign probabilities to a range of potential settlement dates, Federal-Mogul will review these sites for both CARO in accordance with FIN 47 and impairment issues in accordance with SFAS No. 144.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

WPI Litigation

 Icahn Enterprises is a defendant in two lawsuits, one in federal court in New York and one in the Delaware state court, challenging, among other matters, the status of its ownership interests in the common and preferred stock of WPI.

Icahn Enterprises continues to vigorously defend against all claims asserted in the federal and Delaware proceedings and believe that it has valid defenses. However, Icahn Enterprises cannot predict the outcome of these proceedings or the ultimate impact on its investment in WPI and its subsidiaries or the business prospects of WPI and its subsidiaries.

If Icahn Enterprises were to lose control of WPI, it could adversely affect the business and prospects of WPI and the value of its investment in it. In addition, Icahn Enterprises consolidated the balance sheet of WPI as of December 31, 2008 and WPI’s results of operations for the period the date of acquisition (August 8, 2005) through December 31, 2008. If Icahn Enterprises were to own less than 50% of the outstanding common stock or the challenge to Icahn Enterprises’ preferred stock ownership is successful, Icahn Enterprises would have to evaluate whether it should consolidate WPI and, if so, our consolidated balance sheet could be materially different than those presented for all periods presented.

National Energy Group, Inc.

National Energy Group, Inc. (“NEGI”) is defendant, together with Icahn Enterprises and various individuals, including one of our current directors, as additional defendants, in a purported stockholder derivative and class action lawsuit filed in February, 2008 alleging that among other things, that certain of NEGI’s current and former officers and directors breached their fiduciary duties to NEGI and its stockholders in connection with NEGI’s sale of its 50% interest in an oil and gas holding company. Following such disposition, NEGI has had no business and its principal assets consist of cash and short term investments which currently aggregates approximately $48 million. In March, 2008, NEGI dissolved and deregistered its securities with the SEC. As a result, NEGI’s status as a public company has been suspended. No cash distributions will be made to NEGI’s shareholders until the NEGI board determines that NEGI has paid, or made adequate provision for the payment of, its liabilities and obligations, including any liabilities relating to the lawsuit.

NEGI believes it has meritorious defenses to all claims and will vigorously defend the action; however, we cannot predict the outcome of the litigation on us or on our interest in NEGI.

PSC Metals

Environmental Matters

PSC Metals has been designated as a PRP by U.S. federal and state superfund laws with respect to certain sites with which PSC Metals may have had a direct or indirect involvement. It is alleged that PSC Metals and its subsidiaries or their predecessors transported waste to the sites, disposed of waste at the sites or operated the sites in question. PSC Metals has reviewed the nature and extent of the allegations, the number, connection and financial ability of other named and unnamed potentially responsible parties and the nature and estimated cost of the likely remedy. Based on reviewing the nature and extent of the allegations, PSC Metals has estimated its liability to remediate these sites to be immaterial at December 31, 2008. If it is determined that PSC has liability to remediate those sites and that more expensive remediation approaches are required in the future, PSC Metals could incur additional obligations, which could be material.

Certain of PSC Metals’ facilities are environmentally impaired in part as a result of operating practices at the sites prior to their acquisition by PSC Metals and as a result of PSC Metals’ operations. PSC Metals has established procedures to periodically evaluate these sites, giving consideration to the nature and extent of the contamination. PSC Metals has provided for the remediation of these sites based upon management’s judgment and prior experience. PSC Metals has estimated the liability to remediate these sites to be $24 million at December 31, 2008. Management believes, based on past experience that the vast majority of these environmental liabilities and costs will be assessed and paid over an extended period of time. PSC Metals believes that it will be able to fund such costs in the ordinary course of business.

Estimates of PSC Metals’ liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions that are inherently difficult to make, and the ultimate outcome may be materially different from current estimates. Moreover, because PSC Metals has disposed of waste materials at numerous third-party disposal facilities, it is possible that PSC Metals will be identified as a potentially responsible party at additional sites. The impact of such future events cannot be estimated at the current time.

Leases

Future minimum lease payments under operating leases with initial terms of one or more years consist of the following at December 31, 2008 (in millions of dollars):

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2008

Year	Operating Leases
2009	$53
2010	44
2011	34
2012	27
2013	25
Thereafter	49
$232

Other

In the ordinary course of business, we, our subsidiaries and other companies in which we invest are parties to various legal actions. In management’s opinion, the ultimate outcome of such legal actions will not have a material effect on our consolidated balance sheet taken as a whole.

15. Subsequent Events

Subsequent to December 31, 2008, Icahn Enterprises made an investment of $250 million in the Private Funds.

ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

PROSPECTUS

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The Securities and Exchange Commission registration fee and the estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee	$55,800	*
Accounting fees and expenses	35,000
Legal fees and expenses	50,000
Printing expenses	10,000
Miscellaneous	5,000

TOTAL	$155,800

* Represents filing fee previously paid.

Item 15.	Indemnification of Directors and Officers.

Indemnification Under the Delaware Limited Partnership Act and the Icahn Enterprises Partners L.P. Limited Partnership Agreement

      Icahn Enterprises L.P., or the Partnership, is organized under the laws of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement.

      Section 6.15 of our partnership agreement provides that the general partner, its affiliates, and all officers, directors, employees and agents of the general partner and its affiliates (individually, an “Indemnitee”), to the fullest extent permitted by law, will be indemnified and held harmless from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (x) the general partner or an affiliate thereof or (y) a partner, shareholder, director, officer, employee or agent of the general partner or an affiliate thereof or (z) a Person serving at the request of the Partnership in another entity in a similar capacity, which relate to, arise out of or are incidental to the Partnership, its property, business or affairs, including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a general partner, an affiliate, or an officer, director, employee or agent of the general partner or of an affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (ii) the Indemnitee’s conduct did not constitute willful misconduct. The agreement further provides that an Indemnitee shall not be denied indemnification in whole or in part under Section 6.15 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement. Any indemnification under Section 6.15 shall be satisfied solely out of the assets of the Partnership. The record holders shall not be subject to personal liability by reason of the indemnification provision.

Indemnification Under the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Icahn Enterprises Finance Corp.

      Icahn Enterprises Finance Corp. is a corporation incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrants. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 16.	Exhibits

(a)  Exhibits

      See the accompanying Exhibit Index.

Item 17.     Undertakings

      The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however , that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

      (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

      (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

      (6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (8) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

      (9) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (10) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed under the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 22, 2009.

ICAHN ENTERPRISES L.P.

By:	Icahn Enterprises G.P. Inc., its General Partner

By:	/s/ Keith A. Meister

Keith A. Meister
Principal Executive Officer and
Vice Chairman of the Board

KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Keith A. Meister as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Keith A. Meister	Principal Executive Officer	April 22, 2009
Keith A. Meister	and Vice Chairman of the Board

/s/ Dominick Ragone	Chief Financial Officer and	April 22, 2009
Dominick Ragone	Principal Accounting Officer

/s/ Jack G. Wasserman	Director	April 22, 2009
Jack G. Wasserman

/s/ William A. Leidesdorf	Director	April 22, 2009
William A. Leidesdorf

/s/ James L. Nelson	Director	April 22, 2009
James L. Nelson

/s/ Vincent J. Intrieri	Director	April 22, 2009
Vincent J. Intrieri

/s/ Carl C. Icahn	Chairman of the Board	April 22, 2009
Carl C. Icahn

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 22, 2009.

ICAHN ENTERPRISES FINANCE CORP.

By:	/s/ Keith A. Meister

Keith A. Meister
Principal Executive Officer and
Vice Chairman of the Board

KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Keith A. Meister as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Keith A. Meister	Principal Executive Officer	April 22, 2009
Keith A. Meister	and Vice Chairman of the Board

/s/ Dominick Ragone	Chief Financial Officer and	April 22, 2009
Dominick Ragone	Principal Accounting Officer

/s/ Jack G. Wasserman	Director	April 22, 2009
Jack G. Wasserman

/s/ William A. Leidesdorf	Director	April 22, 2009
William A. Leidesdorf

/s/ James L. Nelson	Director	April 22, 2009
James L. Nelson

/s/ Vincent J. Intrieri	Director	April 22, 2009
Vincent J. Intrieri

/s/ Carl C. Icahn	Chairman of the Board	April 22, 2009
Carl C. Icahn

EXHIBIT INDEX

Exhibit No.		Description

1 .1		Form of Underwriting Agreement.(1)
4 .1
Depositary Agreement among Icahn Enterprises, Icahn Enterprises G.P. Inc. and Registrar and Transfer Company, dated as of July 1, 1987 (incorporated by reference to Exhibit 4.1 to Icahn Enterprises’ Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

4 .2
Amendment No. 1 to the Depositary Agreement dated as of February 22, 1995 (incorporated by reference to Exhibit 4.2 to Icahn Enterprises’ Form 10-K for the year ended December 31, 1994 (SEC File No. 1-9516), filed on March 31, 1995).

4 .3		Specimen Depositary Receipt (incorporated by reference to Exhibit 4.3 to Icahn Enterprises’ Form 10-K for the year ended December 31, 2004 (SEC File No. 1-9516), filed on March 16, 2005).
4 .4		Form of Transfer Application (incorporated by reference to Exhibit 4.4 to Icahn Enterprises’ Form 10-K for the year ended December 31, 2004 (SEC File No. 1-9516), filed on March 16, 2005).
4 .5		Specimen Certificate representing preferred units (incorporated by reference to Exhibit No. 4.9 to Icahn Enterprises’ Form S-3 (SEC File No. 33-54767), filed on February 22, 1995).
4 .6		Form of Amendment to Amended and Restated Agreement of Limited Partnership of Icahn Enterprises setting forth the rights and preferences of Preferred Units.(1)
4 .7		Form of Indenture.
4 .8		Form of Indenture (Subordinated Debt Securities).
5 .1		Opinion of Proskauer Rose LLP.
8 .1		Opinion of Proskauer Rose LLP as to certain federal income tax matters.(1)
12 .1		Ratio of earnings to fixed charges.
23 .1		Consent of Grant Thornton LLP.
23 .2		Consent of Grant Thornton LLP.
23 .3		Consent of Ernst & Young LLP.
23 .4		Consent of Ernst & Young LLP.
23 .5		Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24 .1		Power of Attorney (included on the signature pages to this From S-3).
25 .1		Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 under the Indenture.(1)

	(1)	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, as applicable.